CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 8, 2013 by and among Amyris, Inc., a Delaware corporation (the “Company”), and the individuals or entities listed on Schedule I hereto (each, a “Purchaser,” and collectively, the “Purchasers”).

Preliminary Statement

Subject to the terms and conditions hereof, the Purchasers desire to purchase, and the Company desires to offer and sell to the Purchasers, (a) $42,616,618.57 in principal amount of the Company's Tranche I Senior Convertible Notes (the “Tranche I Notes”) and (b) $30,440,441.84 in principal amount of the Company's Tranche II Senior Convertible Notes (the “Tranche II Notes,” and, together with the Tranche I Notes, the “Securities” and each, a “Security”). The Tranche I Notes will be evidenced by convertible notes in the form attached hereto as Exhibit A and the Tranche II Notes will be evidenced by convertible notes in the form attached hereto as Exhibit B. The Securities will be convertible into shares (the “Underlying Securities”) of the Company's common stock, $0.0001 par value per share (the “Common Stock”), in accordance with the terms of the Securities.

Agreement

The parties, intending to be legally bound, agree as follows:

ARTICLE 1 SALE OF SECURITIES

1.1    Tranche I Closing. Subject to the terms and conditions hereof, at the Tranche I Closing (as defined in Section 2.1) the Company will sell to each Purchaser, and each Purchaser will purchase from the Company, a Tranche I Note in the principal amount set forth next to such Purchaser's name on Schedule I hereto under the column “Tranche I Closing Amount.” The total purchase price payable by each Purchaser for the Tranche I Notes that such Purchaser is hereby agreeing to purchase at the Tranche I Closing is the amount set forth next to such Purchaser's name on Schedule I hereto under the column “Tranche I Closing Amount” (the “Tranche I Closing Total Purchase Price”). The sale and purchase of the Tranche I Notes to each Purchaser shall constitute a separate sale and purchase hereunder.

1.2    Tranche II Closings. Subject to the terms and conditions hereof, from time to time at a Tranche II Closing (as defined in Section 2.2), the Company may elect to sell to each Purchaser, and upon such election each Purchaser will purchase from the Company, a Tranche II Note in a principal amount equal to the product of (a) the aggregate principal amount of Tranche II Notes the Company elects to sell at such Tranche II Closing, and (b) the percentage set forth next to such Purchaser's name on Schedule I hereto under the column “Tranche II Closing Percentage” (such amount, a “Tranche II Closing Total Purchase Price”, with any Purchaser's Tranche I Closing Total Purchase Price or any other Tranche II Closing Total Purchase Price being referred to herein as a “Total Purchase Price”); provided, however, that in no event shall the aggregate Tranche II Closing Total Purchase Price paid by any Purchaser exceed that amount set forth on Schedule I hereto under the column “Maximum Tranche II Closing Amount.” The total purchase price payable by each Purchaser for the Tranche II Notes that such Purchaser hereby agrees to purchase at any Tranche II Closing shall be the Tranche II Closing Total Purchase Price applicable to such Purchaser in connection with such Tranche II Closing. The sale and purchase of the Tranche II Notes to each Purchaser shall constitute a separate sale and purchase hereunder.

ARTICLE 2 CLOSING; DELIVERY

2.1    Tranche I Closing. The closing of the purchase and sale of the Tranche I Notes by and to the Purchasers hereunder (the “Tranche I Closing”) shall be held at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California 94041 within three (3) business days following the date on which the last of the conditions set forth in Articles 5 and Section 6.1 have been satisfied or waived in accordance with this Agreement (such date, the “Tranche I Closing Date”), or at such other time and place as the Company and the Purchasers mutually agree upon.

2.2    Tranche II Closings. At any time and from time to time after the satisfaction of the Tranche II Closing Conditions (as defined in Section 6.2), the Company may in its sole discretion elect to sell to each Purchaser, on the terms and conditions set forth in this Agreement, without obtaining the signature, consent or permission of any of the Purchasers, in additional closings (each, a “Tranche II Closing”, with each of the Tranche I Closing and any other Tranche II Closing being referred to herein as a “Closing”), Tranche II Notes in a principal amount equal to the applicable Tranche II Closing Total Purchase Price for such Purchaser, provided that each such subsequent sale is consummated no later than two (2) years after the date of this Agreement, and (b) the aggregate principal amount of Tranche II Notes sold at all the Tranche II Closings shall not exceed $30,440,441.84. Schedule I to this Agreement shall be updated to reflect the principal amount of Tranche II Notes purchased by each Purchaser at each such Tranche II Closing and, if applicable, the cancellation or conversion of convertible indebtedness of the Company to such applicable Purchaser in connection with such Tranche II Closing.

2.3	Delivery.

(a)    At the Tranche I Closing, the Company shall execute and deliver to the Purchasers this Agreement, the Amendment No. 4 to Amended and Restated Investors' Rights Agreement in the form attached hereto as Exhibit C (the “Rights Agreement Amendment”), and the other documents referenced in Section 6.1.

(b)    At any Closing, each Purchaser shall either (i) pay the Company the applicable Total Purchase Price in immediately available funds, (ii) pay the Company the applicable Total Purchase Price by cancellation or conversion of the principal amount of convertible indebtedness of the Company to such applicable Purchaser (other than indebtedness pursuant to an outstanding Security) for borrowed money, plus any then accrued and unpaid interest thereon, in an amount equal to the applicable Total Purchase Price, or (iii) (A) initiate irrevocable payment instructions to its paying bank to make the payment (an “Irrevocable

Payment Instruction”) to the Company of the applicable Total Purchase Price in immediately available funds and (B) deliver to the Company confirmation that such Purchaser has made an

Irrevocable Payment Instruction, such confirmation to either be in the form of (x) a federal reference number or other similar written evidence that a wire has been initiated, or (y) a side letter in the form attached hereto as Schedule 2.3(b) (a “Payment Commitment Letter”).

(c)    At any Closing, or, if applicable, upon receipt of the applicable amount of the Total Purchase Price due in respect of such Closing from a Purchaser who makes an Irrevocable Payment Instruction at such Closing, the Company shall deliver to each Purchaser a Tranche I Note or Tranche II Note, as applicable, with a principal amount as provided in Article I above, such Tranche I Note or Tranche II Note, as applicable, to be registered in the name of such Purchaser, or in such nominee's or nominees' name(s) as set forth next to such Purchaser's name on Schedule I hereto, against payment of the purchase price therefor as provided in Article I above by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing to Purchaser at least two (2) days prior to the date of the applicable Closing or by cancellation or conversion of convertible indebtedness of the Company to such applicable Purchaser. Each Purchaser purchasing a Tranche I Note or Tranche II Note, as applicable, through conversion or cancellation of convertible indebtedness agrees that each convertible promissory note held by such Purchaser is cancelled as of the applicable Closing and all principal and interest outstanding thereunder shall be converted as reflected on Schedule I (as updated from time to time in accordance with Section 2.2 hereof); provided that to the extent only a portion of the principal and interest outstanding thereunder shall be converted as reflected on Schedule I (as updated from time to time in accordance with Section 2.2 hereof) as of the date of such Closing, then the Company shall issue a new convertible promissory note to such Purchaser reflecting the remaining principal and interest outstanding under such original convertible promissory note after giving effect to the conversion contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and covenants to each Purchaser, except as set forth in the disclosure letter supplied by the Company to the Purchasers dated as of the date hereof (the “Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder as provided therein, as follows:

3.1    Organization and Standing. The Company and each of its subsidiaries is duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its subsidiaries has all requisite power and authority to own and operate its respective properties and assets and to carry on its respective business as presently conducted and as proposed to be conducted. The Company and each of its subsidiaries is qualified to do business as a foreign entity in every jurisdiction in which the failure to be so qualified would have, or would reasonably be expected to have, a Material Adverse Effect. As used herein, a “Material Adverse Effect” means any event, change, occurrence, condition, circumstance or effect, individually or in the aggregate, that has been, is or could reasonably be expected to be, directly or indirectly, materially adverse to the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company and its subsidiaries or the ability of the Company or any of its subsidiaries to perform their respective obligations under the Transaction Agreements (as defined below).

3.2    Subsidiaries. As used in this Agreement, references to any “subsidiary” of a specified Person shall refer to an Affiliate controlled by such Person directly, or indirectly through one or more intermediaries, as such terms are used in and construed under Rule 405 under the Securities Act (which, for the avoidance of doubt, shall include the Company's controlled joint ventures, including shared-controlled joint ventures). The Company's subsidiaries are listed on Exhibit 21.01 to the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and, except as Previously Disclosed (as defined in Section 3.9) are the only subsidiaries, direct or indirect, of the Company as of the date hereof. All the issued and outstanding shares of each subsidiary's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and, except as Previously Disclosed, are owned by the Company or a Company subsidiary free and clear of all liens, encumbrances and equities and claims. As used herein, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, and an “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

3.3    Power. The Company has all requisite power to execute and deliver this Agreement, to sell and issue the Securities hereunder, and to carry out and perform its obligations under the terms of this Agreement, the Rights Agreement Amendment, the Securities and any ancillary agreements and instruments to be entered into by the Company hereunder (together, the “Transaction Agreements”).

3.4    Authorization. The execution, delivery, and performance of the Transaction Agreements by the Company has been duly authorized by all requisite action on the part of the Company and its officers, directors and stockholders, and the Transaction Agreements constitute the legal, valid, and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies (together, the “Enforceability Exceptions”).

3.5    Consents and Approvals. Except for any Current Report on Form 8-K or Notice of Exempt Offering of Securities on Form D to be filed by the Company in connection with the transactions contemplated hereby, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Agreements. Assuming the accuracy of each of the representations and warranties of each Purchaser in Article 4 of this Agreement, no consent, approval, authorization or other order of, or registration, qualification or filing with, any court, regulatory body, administrative agency, self- regulatory organization, stock exchange or market (including The NASDAQ Stock Market LLC (“The NASDAQ Stock Market”), or other governmental body is required for the execution and delivery of these Transaction Agreements, the valid issuance, sale and delivery of the Securities to be sold pursuant to this Agreement other than such as have been made or obtained, or for any securities filings required to be made under federal or state securities laws applicable to the offering of the Securities.

3.6    Non-Contravention. The execution and delivery of the Transaction Agreements, the issuance, sale and delivery of the Securities (including the issuance of the Underlying Securities upon conversion thereof) to be sold by the Company under this Agreement, the performance by the Company of its obligations under the Transaction Agreements and/or the consummation of the transactions contemplated thereby will not (a) conflict with, result in the breach or violation of, or constitute (with or without the giving of notice or the passage of time or both) a violation of, or default under, (i) any bond, debenture, note or other evidence of indebtedness, or under any lease, license, franchise, permit, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company or any subsidiary is a party or by which it or its properties may be bound or affected, (ii) the Company's Restated Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), the Company's Bylaws, as amended and as in effect on the date hereof (the “Bylaws”), or the equivalent document with respect to any subsidiary, as amended and as in effect on the date hereof, or (iii) any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company, any of its subsidiaries or their respective properties, except in the case of clauses (i) and (iii) for such conflicts, breaches, violations or defaults that would not be likely to have, individually or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company or any of its subsidiaries or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness or any material indenture, mortgage, deed of trust or any other agreement or instrument to which the Company or any if its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject. For purposes of this Section 3.6, the term “material” shall apply to agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound involving obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000 in a 12-month period.

3.7    The Securities. The Securities have been duly authorized by the Company and, when duly executed and delivered and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions. The issuance and delivery of the Securities is not subject to any preemptive or similar rights.

3.8    The Underlying Securities. Upon issuance and delivery of the Securities in accordance with this Agreement, the Securities will be convertible at the option of the holder thereof into shares of the Underlying Securities in accordance with the terms of the Securities. The Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

3.9    No Registration. Assuming the accuracy of each of the representations and warranties of each Purchaser herein, the issuance by the Company of the Securities (including the issuance of the Underlying Securities upon conversion thereof) is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

3.10    Reporting Status. The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has, in a timely manner, filed all documents and reports that the Company was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for the Company to be eligible to use Form S-3 for the two years preceding the date hereof or such shorter time period as the Company has been subject to such reporting requirements (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively, the “SEC Documents”). The SEC Documents complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (collectively, the “SEC Rules”), and none of the SEC Documents and the information contained therein, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, “Previously Disclosed” means information set forth in or incorporated by reference into the SEC Documents filed with the SEC on or after March 28, 2013 but prior to the date hereof (except for risks and forward-looking information set forth in the “Risk Factors” section of the applicable SEC Documents or in any forward- looking statement disclaimers or similar statements that are similarly non-specific and are predictive or forward-looking in nature).

3.11    Contracts. Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in the SEC Documents or to be filed as an exhibit to the SEC Documents under the SEC Rules (collectively, the “Material Contracts”) is so described, summarized or filed. The Material Contracts to which the Company or its subsidiaries are a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its subsidiaries, as applicable, enforceable by and against the Company or its subsidiaries, as applicable, in accordance with their respective terms, subject to the Enforceability Exceptions.

3.12    Capitalization. As of the date of the Agreement, the authorized capital stock of the Company consists of (a) 200,000,000 shares of Common Stock, $0.0001 par value per share, 76,191,229 shares of which are issued and outstanding as of the date hereof, and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share, of which no shares are issued and outstanding as of the date hereof. All subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company issued and outstanding as of the date hereof, or material contracts, commitments, understandings, or arrangements by which the Company or any of its subsidiaries is or may be obligated to issue shares of capital stock, or securities or rights convertible or exchangeable for shares of capital stock, are as set forth in the SEC Documents. The issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all applicable federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. Except as Previously Disclosed, no holder of the Company's capital stock is entitled to preemptive or similar rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company issued and outstanding. Except as Previously Disclosed, there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act. The Company has made available to the Purchasers, a true, correct and complete copy of the Company's Certificate of Incorporation and Bylaws.

3.13    Legal Proceedings. Except as Previously Disclosed, there is no action, suit or proceeding before any court, governmental agency or body, domestic or foreign, now pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries wherein an unfavorable decision, ruling or finding would reasonably be expected to, individually or in the aggregate, (i) materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or (ii) have a Material Adverse Effect. The Company is not a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body that might have, individually or in the aggregate, a Material Adverse Effect.

3.14    No Violations. Neither the Company nor any of its subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company and the Company is not an “ineligible issuer” pursuant to Rules 164, 405 and 433 under the Securities Act. The Company has not received any comment letter from the SEC relating to any SEC Documents which has not been finally resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

3.15	Governmental Permits; FDA Matters.

(a)    Permits. The Company and its subsidiaries possess all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of their respective businesses as currently conducted, except where such failure to possess would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such permit which, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    EPA and FDA Matters. As to each of the manufacturing processes, intermediate products and research or commercial products of the Company and each of its subsidiaries, including, without limitation, products or compounds currently under research and/or development by the Company, subject to the jurisdiction of the United States Environmental Protection Agency (“EPA”) under the Toxic Substances Control Act and regulations thereunder (“TSCA”) or the Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and TSCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA, EPA or any other federal, state or foreign governmental entity (i) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (ii) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar or equivalent functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.

3.16    Listing Compliance. The Company is in compliance with the requirements of The NASDAQ Stock Market for continued listing of the Common Stock thereon and has no knowledge of any facts or circumstances that could reasonably lead to delisting of its Common Stock from The NASDAQ Stock Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on The NASDAQ Stock Market, nor has the Company received any notification that the SEC or The NASDAQ Stock Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements will not contravene the rules and regulations of The NASDAQ Stock Market. The Company will comply with all requirements of The NASDAQ Stock Market with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof), including the filing of any additional listing notice with respect to the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof).

3.17	Intellectual Property.

(a)    The Company and/or its subsidiaries owns or possesses, free and clear of all encumbrances, all legal rights to all intellectual property and industrial property rights and rights in confidential information, including all (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trademark rights, service marks, service mark rights, corporate names, trade names, trade name rights, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by and of the foregoing, (iii) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and other methodologies, (iv) copyrights, (v) computer programs (whether in object code, subject code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all related documentation, (vi) licenses to any of the foregoing, and (vii) all applications and registrations of the foregoing, and (viii) all other similar proprietary rights (collectively, “Intellectual Property”) used or held for use in, or necessary for the conduct of their businesses as now conducted and as proposed to be conducted, and neither the Company nor any of its subsidiaries (i) has received any communications alleging that either the Company or any of its subsidiaries has violated, infringed or misappropriated or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, (ii) knows of any basis for any claim that the Company or any of its subsidiaries has violated, infringed or misappropriated, or, by conducting their businesses as now conducted and as proposed to be conducted, would violate, infringe or misappropriate any of the Intellectual Property of any other Person, and (iii) knows of any third-party infringement, misappropriation or violation of any Company or any Company subsidiary's Intellectual Property. The Company has taken and takes reasonable security measures to protect the secrecy, confidentiality and value of its Intellectual Property, including requiring all Persons with access thereto to enter into appropriate non-disclosure agreements. To the knowledge of the Company, there has not been any disclosure of any material trade secret of the Company or a Company subsidiary (including any such information of any other Person disclosed in confidence to the Company) to any other Person in a manner that has resulted or is likely to result in the loss of trade secret in and to such information. Except as Previously Disclosed, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no outstanding options, licenses or agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company's or its subsidiaries' Intellectual Property, nor is the Company or its subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person.

(b)    To the Company's knowledge, none of the employees of the Company or its subsidiaries are obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature or contracts entered into with prior employers), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or its subsidiaries or would conflict with their businesses as now conducted and as proposed to be conducted. Neither the execution nor delivery of the Transaction Agreements will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, covenant or instrument under which the Company or its subsidiaries or any of the employees of the Company or its subsidiaries is now obligated, and neither the Company nor its subsidiaries will need to use any inventions that any of its employees, or Persons it currently intends to employ, have made prior to their employment with the Company or its subsidiaries, except for inventions that have been assigned or licensed to the Company or its subsidiaries as of the date hereof. Each current and former employee or contractor of the Company or its subsidiaries that has developed any Intellectual Property owned or purported to be owned by the Company or its subsidiaries has executed and delivered to the Company a valid and enforceable Invention Assignment and Confidentiality Agreement that (i) assigns to the Company or such subsidiaries all right, title and interest in and to any Intellectual Property rights arising from or developed or delivered to the Company or such subsidiaries in connection with such Person's work for or on behalf of the Company or such subsidiaries, and (ii) provides reasonable protection for the trade secrets, know-how and other confidential information (1) of the Company or such subsidiaries and (2) of any third party that has disclosed same to the Company or such subsidiaries. To the knowledge of the Company, no current or former employee, officer, consultant or contractor is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. Except as Previously Disclosed, to the knowledge of the Company, no present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property that is owned or purported to be owned, in whole or part, by the Company or its subsidiaries.

3.18    Financial Statements. The consolidated financial statements of the Company and its subsidiaries and the related notes thereto included in the SEC Documents (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and present fairly, in all material respects, the financial position of the Company and its subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified subject, in the case of unaudited statements, to normal year-end audit adjustments. Except as set forth in such Financial Statements (or the notes thereto), such Financial Statements (including the related notes) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”). Except as set forth in the Financial Statements, neither the Company nor its subsidiaries has any material liabilities other than liabilities and obligations that have arisen in the ordinary course of business and which would not be required to be reflected in financial statements prepared in accordance with GAAP.

3.19    Accountants. PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, are registered independent public accountants as required by the Exchange Act and the rules and regulations promulgated thereunder (and by the rules of the Public Company Accounting Oversight Board).

3.20    Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets;
(iii)access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are effective and designed to ensure that (i) information required to be disclosed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC Rules, and (ii) such information is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

3.21    Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or its subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no such transactions, arrangements or other relationships with the Company that may create contingencies or liabilities that are not otherwise disclosed by the Company in its Exchange Act filings.

3.22    No Material Adverse Change. Except as set forth in the SEC Documents in each case, filed or made through and including the date hereof, since March 28, 2013:

(a)    there has not been any event, occurrence or development that, individually or in the aggregate, has had or that could reasonably be expected to result in a Material Adverse Effect;

(b)	the Company has not incurred any liabilities (contingent or otherwise) other than
(1)trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (2) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or not required to be disclosed in filings made with the SEC;

(c)    the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock other than routine withholding in accordance with the Company's existing stock- based plan;

(d)    the Company has not altered its method of accounting or the identity of its auditors, except as Previously Disclosed;

(e)    the Company has not issued any equity securities except pursuant to the Company's existing stock-based plans or as otherwise Previously Disclosed; and

(f)    there has not been any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries.

The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the applicable Closing, will not be Insolvent (as defined below). For purposes of this Section, “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person's assets is less than the amount required to pay such Person's total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is currently proposed to be conducted.

3.23    No Manipulation of Stock. Neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any of their respective officers, directors, employees, Affiliates or controlling Persons has taken and will not, in violation of applicable law, take, any action designed to or that might reasonably be expected to, directly or indirectly, cause or result in stabilization or manipulation of the price of the Common Stock.

3.24    Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its subsidiaries are engaged. The Company and its subsidiaries will continue to maintain such insurance or substantially similar insurance, which covers the same risks at the same levels as the existing insurance with insurers which guarantee the same financial responsibility as the current insurers, and neither the Company nor any subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

3.25    Properties. The Company and its subsidiaries have good and marketable title to all the properties and assets (both tangible and intangible) described as owned by them in the consolidated financial statements included in the SEC Documents, free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), or (ii) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company or its subsidiaries. The Company and each of its subsidiaries hold their leased properties under valid and binding leases. The Company and each of its subsidiaries own or lease all such properties as are necessary to its operations as now conducted.

3.26    Tax Matters. The Company and its subsidiaries have filed all Tax Returns, and these Tax Returns are true, correct, and complete in all material respects. The Company and each subsidiary (i) have paid all Taxes that are due from the Company or such subsidiary for the periods covered by the Tax Returns or (ii) have duly and fully provided reserves adequate to pay all Taxes in accordance with GAAP. No agreement as to indemnification for, contribution to, or payment of Taxes exists between the Company or any subsidiary, on the one hand, and any other Person, on the other, including pursuant to any Tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement not entered into in the ordinary course of business. Neither the Company nor any of its subsidiaries has any liability for Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, by contract or otherwise. Since the date of the Company's most recent Financial Statements, the Company has not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice. Neither the Company nor its subsidiaries has been advised (a) that any of its Tax Returns have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its Taxes. Neither the Company nor any of its subsidiaries has knowledge of any Tax liability to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Internal Revenue Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the purchase of the Securities. “Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge, including any interest, penalties or additions to Taxes or additional amounts with respect to the foregoing. “Tax Returns” means all returns, reports, or statements required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax.

3.27    Investment Company Status. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.

3.28    Transactions With Affiliates and Employees. Except as Previously Disclosed, none of the officers or directors of the Company or its subsidiaries and, to the knowledge of the Company, none of the employees of the Company or its subsidiaries is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors required to be disclosed under Item 404 of Regulation S-K under the Exchange Act).

3.29    Foreign Corrupt Practices. Neither the Company nor its subsidiaries or Affiliates, any director or officer, nor to the knowledge of the Company, any agent, employee or other Person acting on behalf of the Company or its subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made or promised to make any direct or indirect unlawful payment to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or of any political party or part official or candidate for political office (each such Person, a “Government Official”)) from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made or promised to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic Government Official.

3.30    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)), applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company's knowledge, threatened.

3.31    OFAC. Neither the Company, any director or officer, nor, to the Company's knowledge, any agent, employee, subsidiary or Affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.32    Environmental Laws. The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

3.33    Employee Relations. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or employs any member of a union. Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is (i) (x) no unfair labor practice complaint pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (y) no strike, labor dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries and (z) no union representation dispute currently existing concerning the employees of the Company or any of its subsidiaries, and (ii) to the Company's knowledge, (x) no union organizing activities are currently taking place concerning the employees of the Company or any of its subsidiaries and (y) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws. No executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its subsidiaries to any liability with respect to any of the foregoing matters.

3.34    ERISA. The Company and its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called “ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its subsidiaries would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.35    Obligations of Management. To the Company's knowledge, each officer and key employee of the Company or its subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or its subsidiaries, respectively. The Company is not aware that any officer or key employee of the Company or its subsidiaries is planning to work less than full time at the Company or its subsidiaries, respectively, in the future. To the Company's knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise. To the Company's knowledge, no officer or Person currently nominated to become an officer of the Company or its subsidiaries is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self- regulatory organization.

3.36    Integration; Other Issuances of Securities. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has issued any shares of Common Stock or shares of any series of preferred stock or other securities or instruments convertible into, exchangeable for or otherwise entitling the holder thereof to acquire shares of Common Stock which would be integrated with the sale of the Securities to the Purchasers for purposes of the Securities Act or of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of The NASDAQ Stock Market, nor will the

Company or its subsidiaries or Affiliates take any action or steps that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings if any such integration would cause the issuance of the Securities hereunder to fail to be exempt from registration under the Securities Act as provided in Section 3.9 above or cause the transactions contemplated hereby to contravene the rules and regulations of The NASDAQ Stock Market. The Company is eligible to register the Underlying Securities for resale by the Purchasers using Form S-3 promulgated under the Securities Act.

3.37    No General Solicitation. Neither the Company nor its subsidiaries or any Affiliates, nor any Person acting on its or their behalf, has offered or sold any of the Securities by any form of general solicitation or general advertising.

3.38    No Brokers' Fees. The Company has not incurred any liability for any finder's or broker's fee or agent's commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.39    Registration Rights. Except as set forth in (i) the Amended and Restated Investors' Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors' Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors' Rights Agreement dated December 24, 2012, as further amended by Amendment No. 3 to Amended and Restated Investors' Rights Agreement dated March 27, 2013, and as further amended by the Rights Agreement Amendment (as amended, the “Rights Agreement”); (ii) the Registration Rights Agreement, dated February 27, 2012, by and among the Company and the several purchasers signatory thereto; and (iii) the Registration Rights Agreement, dated July 30, 2012, by and between the Company and Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS) (“Total”), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

3.40    Application of Takeover Protections. There is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's charter documents or the laws of its state of incorporation that is or could become applicable to any of the Purchasers as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Agreements, including, without limitation, as a result of the Company's issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Purchasers' ownership of the Securities.

3.41    Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in the Securities. All disclosure furnished by or on behalf of the Company to the Purchasers in connection with this Agreement regarding the Company, its business and the transactions contemplated hereby is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchasers make or have made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in Article 4 hereto. Other than (a) side letters contemplated by Section 2.3(b) hereof, (b) that certain letter agreement and memorandum of understanding of even date herewith by and among the Company, Total and Maxwell (Mauritius) Pte Ltd (“Temasek”) (such agreement, the “MOU”), and (c) letter agreements regarding waivers of rights entered into by the Company and certain of its stockholders on or about August 8, 2013, the Company has not entered into any letter agreement with a Purchaser hereunder in connection with the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser, as to itself only and not with respect to any other Purchaser, represents, warrants and covenants to the Company with respect to this purchase as follows:

4.1    Organization. The Purchaser is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

4.2    Power. The Purchaser has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.3    Authorization. The execution, delivery, and performance of this Agreement by the Purchaser has been duly authorized by all requisite action, and this Agreement constitutes the legal, valid, and binding obligation of the Purchaser enforceable in accordance with its terms (subject to the Enforceability Exceptions).

4.4    Consents and Approvals. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.5    Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate in any material respect any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject. No approval, waiver, or consent by the Purchaser under any instrument, contract, or agreement to which the Purchaser or any of its Affiliates is a party is necessary to consummate the transactions contemplated hereby.

4.6    Purchase for Investment Only. The Purchaser is purchasing the Securities for the Purchaser's own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” in violation of the Securities Act. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or to any third Person, with respect to any of the Securities. The Purchaser understands that the Securities have not been registered under the Securities Act or any applicable state securities laws by reason of a specific exemption therefrom that depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

4.7    Disclosure of Information. The Purchaser has had an opportunity to review the Company's filings under the Securities Act and the Exchange Act (including risks factors set forth therein) and the Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company to evaluate the financial risk inherent in making an investment in the Securities. The Purchaser has not been offered the opportunity to purchase the Securities by means of any general solicitation or general advertising.

4.8    Risk of Investment. The Purchaser realizes that the purchase of the Securities will be a highly speculative investment and the Purchaser may suffer a complete loss of its investment. The Purchaser understands all of the risks related to the purchase of the Securities. By virtue of the Purchaser's experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, the Purchaser is capable of evaluating the merits and risks of the Purchaser's investment in the Company and has the capacity to protect the Purchaser's own interests.

4.9    Advisors. The Purchaser has reviewed with its own tax advisors the federal, state, and local tax consequences of this investment and the transactions contemplated by this Agreement. The Purchaser acknowledges that it has had the opportunity to review the Transaction Agreements and the transactions contemplated thereby with the Purchaser's own legal counsel.

4.10    Finder. The Purchaser is not obligated and will not be obligated to pay any broker commission, finders' fee, success fee, or commission in connection with the transactions contemplated by this Agreement.

4.11    Restricted Securities. The Purchaser understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, the Purchaser understands that, except as set forth in the Rights Agreement, the Company is under no obligation to register the Securities. The Purchaser is aware of Rule 144 promulgated under the Securities Act (“SEC Rule 144”) that permits limited resales of securities purchased in a private placement subject to the satisfaction of certain conditions.

4.12    Legend. It is understood by the Purchaser that the Security and any other document representing or evidencing the Securities shall be endorsed with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

Subject to Section 8.3, the Company need not register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. Subject to Section 8.3, the Company may also instruct its transfer agent not to register the transfer of any of the Securities unless the conditions specified in the foregoing legend are satisfied.

4.13    Investor Qualification. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act. The Purchaser agrees to furnish any additional information that the Company deems reasonably necessary in order to verify such Purchaser's status as an “accredited investor.”

ARTICLE 5
CONDITIONS TO COMPANY'S OBLIGATIONS AT each CLOSING.

The Company's obligation to complete the sale and issuance of the Securities and deliver the Securities to each Purchaser, individually, at each Closing shall be subject to the following conditions to the extent not waived by the Company:

(a)Receipt of Payment. The Company shall have received payment (or confirmation that an Irrevocable Payment Instruction has been made, or a Payment Commitment Letter has been delivered, with respect to such payment), by wire transfer of immediately available funds or by conversion of indebtedness of the Company to such applicable Purchaser, in the full amount of the applicable Total Purchase Price for the applicable Securities being purchased by such Purchaser at such Closing as set forth next to such Purchaser's name on Schedule I hereto (as updated from time to time in accordance with Sections 2.1 and
2.2 hereof).

(b)Representations and Warranties. The representations and warranties made by such Purchaser in Section 4 hereof shall be true and correct in all material respects as of, and as if made on, the date of the applicable Closing.

(c)Receipt of Executed Documents. Such Purchaser shall have executed and delivered to the Company the Rights Agreement Amendment.

ARTICLE 6
CONDITIONS TO PURCHASERS' OBLIGATIONS AT EACH CLOSING

6.1    Conditions to any Closing. Each Purchaser's obligation to accept delivery of the Securities and to pay for the Securities at the applicable Closing shall be subject to the following conditions to the extent not waived by such Purchaser:

(a)Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof (i) with respect to the Tranche I Closing, shall be true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Tranche I Closing as though such representations and warranties were made on and as of such date, and (ii) with respect to any other Closing, shall be true and correct in all material respects as of, and as if made on, the date of this Agreement and as of the date of such Closing as though such representations and warranties were made on and as of such date.

(b)Receipt of Related Documents. The Company shall have executed and delivered to such Purchaser the Rights Agreement Amendment.

(c)Legal Opinion. The Purchasers shall have received an opinion of Fenwick & West LLP, counsel to the Company, dated as of the applicable Closing, substantially in the form set forth in Exhibit D hereto.

(d)Certificate. Each Purchaser shall have received a certificate dated as of the applicable Closing and signed by the Company's Chief Executive Officer and Chief Financial Officer to the effect that (i) with respect to the Tranche I Closing, the representations and warranties of the Company in Section 3 hereof are true and correct in all respects as of, and as if made on, the date of this Agreement and as of the Tranche I Closing, and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement and required to be satisfied as of the Tranche I Closing, or (ii) with respect to any other Closing, the representations and warranties of the Company in Section 3 hereof are true and correct in all material respects as of, and as if made on, the date of this Agreement and as of such Closing, and that the Company has satisfied in all material respects all of the conditions set forth in this Agreement and required to be satisfied as of such Closing.

(e)Good Standing. The Company is validly existing as a corporation in good standing under the laws of Delaware as evidenced by a certificate of the Secretary of State of the State of Delaware, a copy of which was provided to the Purchasers on the applicable Closing.

(f)Secretary's Certificate. Each Purchaser shall have received a certificate, executed by the Secretary of the Company and dated as of the applicable Closing, as to (A) the resolutions approving the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) as adopted by an Independent Committee of the Board of Directors and/or the Company's Board of Directors in a form reasonably acceptable to such Purchaser, (B) confirmation that the Company has obtained the Stockholder Approval, (C) the Certificate of Incorporation, and (D) the Bylaws, each as in effect as of such Closing.

(g)Board Approval. The terms and conditions of the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Transaction Agreements shall have been approved by an Independent Committee of the Board of Directors and/or a majority of the disinterested directors of the Board of Directors, as applicable.

(h)Stockholder Approval. The terms and conditions of the issuance of the Securities (including the issuance of the Underlying Securities upon conversion thereof) and the Transaction Agreements shall have been approved by a majority of the Company's stockholders whose vote was counted at the Stockholders Meeting (such approval, the “Stockholder Approval”).

(i)Other Approvals. The Company and Temasek, as applicable, shall have obtained all governmental, regulatory or third party consents and approvals, if any, including, but not limited to, regulatory approvals (if any) from Austria, Germany and Japan, and given all notices, if any, necessary for the sale of the Securities, including, without limitation, from The NASDAQ Stock Market.

(j)Receipt of Securities. The Company shall have executed and delivered to the Purchasers the Securities to be purchased by and sold to the Purchasers at the applicable Closing as described herein, duly executed by the Company.

(k)Security Interest. Unless Total shall have previously released all security interests it holds with respect to the Company's and its subsidiaries' Intellectual Property, including, but not limited to, any such security interest created in favor of Total pursuant to the Intellectual Property Security Agreement dated as of April 26, 2013, by the Company in favor of Total, and any related security documents, Total, Temasek and the Company shall have executed an agreement in accordance with the terms of the MOU whereby Temasek shall be given a security interest in collateral that shall be acceptable to Temasek but that will not include any intellectual property that has been or will be licensed exclusively to Total pursuant to the terms of the Master Framework Agreement, made and entered into as of July 30, 2012, between the Company and Total (the “Master Framework Agreement”) and any agreements or amendments entered into pursuant thereto or in connection therewith (the “Temasek Collateral”), and the Company shall have used commercially reasonable efforts to perfect such security interest in the Temasek Collateral in accordance with applicable law.

(l)Warrant. The Company shall have issued to Temasek a warrant in a form reasonably acceptable to Temasek, which warrant will be exercisable for 1,000,000 shares of Common Stock at an exercise price per share of $0.01; provided, however, that such warrant shall only be exercisable in the event that Total converts any of the Total Notes (as defined in the Securities) issued pursuant to the Second Closing (as defined in that certain Securities Purchase Agreement dated July 30, 2012 by and between the Company and Total (the “Total Purchase Agreement”)) that have a conversion price as of the date hereof of $3.08, as may be adjusted pursuant to the terms of the Total Notes, into shares of the Company's Common Stock.

(m)Brazilian Antitrust Approval. Pursuant to the Brazilian Law No. 12.529 as of November 30, 2011 (the “Brazilian Competition Law”), the Purchasers shall have obtained any required approvals from the Brazilian competition authorities with respect to the transactions contemplated hereby.

6.2    Additional Conditions to Tranche II Closings. Each Purchaser's obligation to accept delivery of the Tranche II Notes in connection with any Tranche II Closing and to pay for such Tranche II Notes at a Tranche II Closing shall be subject to the conditions set forth in Section 6.1 and the following additional conditions (collectively, the “Tranche II Closing Conditions”) to the extent not waived by such Purchaser:

(a)Tranche II Milestone. The Company shall have achieved a total production of 750,000 liters within a run period of forty-five (45) days at the fermentation plant owned and operated by Paraíso Bioenergia
S.A. in Brotas, Sao Paulo State, in Brazil.

(b)Key Man. John Melo shall continue to serve as the Company's Chief Executive Officer unless Mr. Melo shall have ceased to serve as the Company's Chief Executive Officer due to death or Disability (as defined in Section 22(e)(3) of the Code) or, to the extent Mr. Melo is not the Company's Chief Executive Officer, any such new Chief Executive Officer shall have been approved by the Purchasers holding at least 50% in principal amount of all then outstanding Tranche I Notes and Tranche II Notes.

(c)No Material Adverse Effect. There shall not have occurred any event and no circumstance shall exist that, in combination with any other events or circumstances, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company and each of its subsidiaries, taken as a whole.

(d)Release of Security Interest. All security interests held by the Purchasers in respect of the Company's and its subsidiaries' Intellectual Property shall have been released in full.

ARTICLE 7 COVENANTS OF THE COMPANY

7.1    Payment of Principal and Interest. The Company covenants and agrees that it will duly and punctually pay the principal of and interest on the Securities in accordance with the terms of such Securities.

7.2    Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the Securities; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

7.3    Corporate Existence. Subject to Section 7 of the Securities, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents and the rights (charter and statutory), licenses and franchises of the Company; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not adverse in any material respect to the Purchasers.

7.4    Taxes. The Company shall pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings.

7.5    Proxy Filing. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 7.6) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall cause the Proxy Statement to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the staff of the SEC advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

7.6    Stockholders Meeting. The Company will take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of holders of the Company's Common Stock (the “Stockholders Meeting”) as promptly as practicable after the date of this Agreement to consider and vote upon the adoption of this Agreement and the transactions contemplated hereby.

7.7	Right of First Investment.

(a)For so long as any Tranche I Notes or Tranche II Notes are outstanding, the Company hereby agrees to provide each of the Purchasers the “Right of First Investment” (as defined below). The “Right of First Investment” means that the Company will use all reasonable efforts to provide the Investors with (i) a right to participate in future sales by the Company in a capital raising transaction for cash of any debt securities or shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of the Company's capital stock (“ROFI Securities”) that are offered pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act; and (ii) a right to participate in future sales of any ROFI Securities of any existing or future subsidiary of the Company by the Company or any subsidiary of the Company; provided, however, that “ROFI Securities” shall not include any Total Notes issued to Total pursuant to the Total Purchase Agreement as part of the Third Closing (as defined in the Total Purchase Agreement) on the terms set forth in the Total Purchase Agreement and the related Total Note as waived by Temasek pursuant to the Waiver Regarding Right of First Investment dated as of August 17, 2012 among the Company and the “Investors” set forth therein, including but not limited to the “Conversion Price” being $7.0682 (“Excluded Securities”).

(b)In connection with any exercise of a Purchaser's Right of First Investment pursuant to this Agreement, such Purchaser shall be permitted to pay for any ROFI Securities purchased in connection with such exercise by surrendering to the Company all, or any portion, of the Tranche I Notes or Tranche II Notes issued by the Company to such Purchaser pursuant to this Agreement and all or a portion of the outstanding amounts due pursuant to such Tranche I Notes or Tranche II Notes, as applicable, shall be cancelled in exchange for the ROFI Securities and the Company shall immediately issue a new Security for the remaining amounts under such Tranche I or Tranche II Notes.

(c)With respect to any future sales of ROFI Securities as set forth in Section 7.7(a) above, the Company, on behalf of itself or its applicable subsidiary, will notify the Purchasers in writing (the “Notice”) stating (i) its bona fide intention to offer such ROFI Securities, (ii) the number of such ROFI Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such ROFI Securities.

(d)Within thirty (30) business days after giving of the Notice, each Purchaser may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such ROFI Securities that equals the proportion that the number of shares of, or securities convertible into or exchangeable or exercisable for any shares of (on an as converted basis), any class or series of the Company's capital stock held by such Purchaser bears to the total number of shares of, or securities convertible into or exchangeable or exercisable for any shares of (on an as converted basis), any class or series of the Company's capital stock then outstanding. The Company shall promptly, in writing, inform each Purchaser that elects to purchase all the ROFI Securities available to it (“Fully Exercising Investor”) of any other Purchaser's failure to do likewise. During the five (5) business day period commencing after such information is given, each Fully Exercising Investor shall be entitled to elect to purchase up to that portion of the ROFI Securities offered hereunder to, and not subscribed for by, the Purchasers that is equal to the proportion that the number of shares of Common Stock of the Company issued and held by such Fully Exercising Investor bears to the total number of shares of Common Stock of the Company issued and held by all Fully Exercising Investors who wish to purchase some of the unsubscribed ROFI Securities.

(e)The Company may, during the seventy-five (75) day period following the expiration of the period provided in paragraph 7.7(d) hereof, offer the remaining unsubscribed portion of such ROFI Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of the ROFI Securities, or enter into a definitive agreement for the sale of such ROFI Securities, within such period, or if the Company enters into such a definite agreement and such agreement is not consummated within seventy-five (75) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such ROFI Securities shall not be offered unless first reoffered to the Purchasers in accordance herewith.

7.8    Change of Control. For so long as any Tranche I Notes or Tranche II Notes are outstanding, the Company shall not consummate a Change of Control (as defined in the Tranche I Notes) without the prior written consent of the Purchasers holding at least 50% in principal amount of all then outstanding Tranche I Notes and Tranche II Notes.

7.9    Competition Laws. Each Purchaser and the Company agree to (i) file any notifications required by the Brazilian Competition Law or any similar laws of Austria, Germany or Japan, if applicable, in connection with the transactions contemplated hereby, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the Brazilian Competition Law or any similar laws of Austria, Germany or Japan, if applicable, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable consistent with this Section 7.9 to promptly obtain any clearance required by the Brazilian, Austrian, German or Japanese competition authorities, and in any event prior to the Tranche I Closing.

7.10    Information Rights. For so long as any Tranche I Notes or Tranche II Notes are outstanding, the Company shall provide the Purchasers with the following information:

(a)unaudited quarterly (as soon as available and in any event within 40 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 60 days of the end of each fiscal year) financial statements prepared in accordance with GAAP, which statements shall include:

(i)the consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of income, shareholders' equity (with respect to annual reports only) and cash flows;

(ii)a comparison to the corresponding data for the corresponding periods of the previous fiscal year; and

(iii)a reasonably detailed narrative descriptive report of the operations of the Company and its subsidiaries in the form and to the extent prepared for presentation to the senior management of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period;

(b)to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available;

(c)	such other information as the Purchasers shall reasonably request; and

(d)	the JV Documents (as defined in the MOU);

provided that any such information shall be deemed to have been provided when such reports are publicly available via the SEC's EDGAR system or any successor to the EDGAR system.

Additionally, the Company shall permit any authorized representatives designated by any Purchaser reasonable access during normal business hours and upon reasonable notice to visit and inspect any of the properties of the Company or any of its subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as such Purchaser may reasonably request.

7.11    Updated Disclosure Letter. Prior to any Closing, the Company shall deliver to the Purchasers an updated Disclosure Letter (each, an “Updated Disclosure Letter”), which Updated Disclosure Letter shall be dated as of such Closing but shall not be deemed to be part of the representations and warranties made at such Closing as provided therein.

7.12    Seniority of Notes. The Company acknowledges, agrees and covenants that the Securities shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt (as defined in the Tranche I Notes) other than (i) Debt that is permitted to be secured in accordance with the limitations on Debt in Section 6 of the Tranche I Notes under Sections 6(a)(ii)(a) or (c), and (ii) for the avoidance of doubt, the Total Notes, which Total Notes shall be pari passu with the Securities except as provided in the MOU.

ARTICLE 8
OTHER AGREEMENTS OF THE PARTIES

8.1    Securities Laws Disclosure; Publicity. Promptly after the Tranche I Closing Date, the Company shall issue a press release (the “Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated hereby. On or before 5:30 p.m., New York City time, on the fourth trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Agreements. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser or an Affiliate of any Purchaser, or include the name of any Purchaser or an Affiliate of any Purchaser in any press release or filing with the SEC or any regulatory agency or trading market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Rights Agreement and (B) the filing of final Transaction Agreements (including signature pages thereto) with the SEC and (ii) to the extent such disclosure is required by law, request of the Staff of the SEC or trading market regulations, in which case the Company shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (ii). Each Purchaser, until such time as the transactions contemplated by this Agreement are required to be publicly disclosed by the Company as described in this Section 8.1, will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

8.2    Form D. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to the Purchaser (provided that the posting of the Form D on the SEC's EDGAR system shall be deemed delivery of the Form D for purposes of this Agreement).

8.3    Removal of Legend and Transfer Restrictions. The Company hereby covenants with the Purchasers to promptly, and in no event later than three trading days following the delivery by the Purchaser to the Company of a Security (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer), in connection with the transfer or sale of all or a portion of the Securities pursuant to (1) an effective registration statement that is effective at the time of such sale or transfer, (2) a transaction exempt from the registration requirements of the Securities Act in which the Company, if reasonably requested, receives an opinion of counsel reasonably satisfactory to the Company that the Securities are freely transferable and that the legend is no longer required on such Security, or (3) an exemption from registration pursuant to SEC Rule 144, deliver or cause the Company's transfer agent to deliver to the transferee of the Securities or to the Purchaser, as applicable, a new Security representing such Securities that is free from all restrictive and other legends. The Company acknowledges that the remedy at law for a breach of its obligations under this Section 8.3 may be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 8.3 with respect to any Purchaser, the Purchaser shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

8.4    Use of Proceeds. The Company agrees to use the proceeds of the offering for bona fide general corporate purposes and to provide working capital.

8.5    Subsequent Securities Sales. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

8.6	Listing; SEC Compliance.

(a)Listing. The Company shall promptly take any action required to maintain the listing of all of the Underlying Securities, once they have been issued, upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of the Underlying Securities from time to time issuable under the terms of the Securities. The Company shall not take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on The NASDAQ Stock Market.

(b)SEC Filings. The Company shall take all actions within its control to comply with the reporting requirements of the Exchange Act and each applicable national securities exchange and automated quotation system on which the Common Stock is listed. The Purchasers' sole remedy for breach of this Section 8.6(b) will be as set forth in Section 5 of the Securities.

(c)Current Information. The Company shall make and keep public information available, as those terms are understood and defined in SEC Rule 144 for so long as required in order to permit the resale of the Securities or Underlying Securities pursuant to SEC Rule 144.

8.7    Register. The Company shall keep a “register” which shall provide for the recordation of the name and address of, and the amount of outstanding principal and interest owing to, each Purchaser. The entries in the register shall be conclusive evidence of the amounts due and owing to each Purchaser in the absence of manifest error. The Company and each Purchaser shall treat each Person whose name is recorded in the register pursuant to the terms hereof as a Purchaser for all purposes. The obligations of the Company to each Purchaser under the Securities (the “Obligations”) are registered obligations and the right, title and interest of any Purchaser and its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the register. This Section 8.7 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations). The register shall be available for inspection by any Purchaser from time to time upon reasonable prior notice.

8.8    Federal Income Tax Reporting. Notwithstanding anything to the contrary contained herein, each party hereto hereby acknowledges and agrees that for United States federal, state and local income tax purposes, the aggregate “issue price” of the Securities under Section 1273(b) of the Code shall equal the principal amount of any such Securities on the date of issuance. Each party hereto agrees to use the foregoing issue price for all income tax, financial accounting and regulatory purposes with respect to this transaction. Each party hereto further acknowledges and agrees that the Obligations shall be treated as debt for all tax and accounting purposes and no party shall take any position inconsistent therewith.

ARTICLE 9 MISCELLANEOUS

9.1    Survival. The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the sale of the Securities.

9.2	Indemnification.

(a)    Indemnification of Purchasers. The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such Losses as they are incurred by such Person.

(b)    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the Company of any claim with respect to which it seeks indemnification and (ii) permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the Company has agreed to pay such fees or expenses, or (b) the Company shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (c) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the Company with respect to such claims (in which case, if the Person notifies the Company in writing that such Person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the Company of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the Company in the defense of any such claim or litigation. It is understood that the Company shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. The Company will not, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. No indemnified party will, except with the consent of the Company, consent to entry of any judgment or enter into any settlement.

9.3    Assignment; Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, that this Agreement may be assigned by any Purchaser to the valid transferee of any security purchased hereunder if such security remains a “restricted security” under the Securities Act. This Agreement and all provisions thereof shall be binding upon, inure to the benefit of, and are enforceable by the parties hereto and their respective successors and permitted assigns.

9.4    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number: (510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to the Purchaser at the address and facsimile number set forth below the Purchaser's signature on the signature pages of this Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Purchaser and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.5    Governing Law. This Agreement, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

9.6	Dispute Resolution.

9.6.1    Escalation. Prior to commencing any arbitration in connection with any dispute, controversy or claim arising out of relating to this Agreement or the breach, termination or validity thereof (“Dispute”), the parties shall first engage in the procedures set forth in this Section 9.6.1. Such Dispute shall first be referred by written notice of the Dispute (the “Dispute Notice”) from any party to its executive officers and to the executive officers of each party that the party sending the Dispute Notice has the Dispute with (the “Executive Officers”) and the Executive Officers shall attempt to resolve such Dispute within ten
(10) days after a party sent the Dispute Notice to the Executive Officers by meeting (either in person or by video teleconference, unless otherwise mutually agreed) at a mutually acceptable time, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved within thirty (30) days after the Dispute Notice has been sent by a party to its Executive Officers and to the Executive Officers of the other party or parties, then either the party that has sent the Dispute Notice, or the party or parties that have received the Dispute Notice may, by written notice to the other party or parties, elect to submit the Dispute to arbitration pursuant to Section 9.6.2. If a party's Executive Officer intends to be accompanied at a meeting by an attorney, the Executive Officers of the other party shall be given at least seventy-two (72) hours' notice of such intention and may also be accompanied by an attorney. All negotiations conducted pursuant to this Section 9.6.1, and all documents and information exchanged by the parties in furtherance of such negotiations, (i) are the Confidential Information (as defined in Section 9.6.4) of the parties, and (ii) shall be inadmissible in any arbitration conducted pursuant to this Section 9.6 or other proceeding with respect to a Dispute.

9.6.2	Arbitration.

(a)All Disputes arising out of, relating to or in connection with this Agreement, which have not been resolved pursuant to Section 9.6.1, shall be submitted to mandatory, final and binding arbitration before an arbitral tribunal pursuant to the Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce (the “ICC Rules”), in effect at the time of filing of the request for arbitration, as modified hereby. The International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) shall administer the arbitration.

(b)There shall be three (3) arbitrators. If there are two parties to the arbitration, then one arbitrator shall be nominated by the initiating claimant party in the request for arbitration, the second nominated by the respondent party within thirty (30) days of receipt of the request for arbitration, and the third (who shall act as chairperson of the arbitral tribunal) nominated by the two (2) party-appointed arbitrators within thirty (30) days of the selection of the second arbitrator. In the event that either party fails to nominate an arbitrator, or if the two party-appointed arbitrators are unable or fail to agree upon the third arbitrator, within the time periods specified herein, the ICC Court shall appoint the remaining arbitrator(s) required to comprise the arbitral tribunal. If there are more than two parties to the arbitration, the claimant
(s)shall jointly nominate one arbitrator and the respondent(s) shall jointly nominate one arbitrator, within thirty (30) days of receipt by respondent(s) of a copy of the request for arbitration. For avoidance of doubt, where there are two or more claimant(s), none of the claimants has to nominate an arbitrator in their request for arbitration. The third arbitrator (who shall act as chairperson of the arbitral tribunal) shall be nominated by the two (2) party-appointed arbitrators within thirty (30) days of the nomination of the second arbitrator. If either the claimant(s) or the respondent(s) fail to timely nominate an arbitrator, or if the two party-appointed arbitrators are unable or fail to agree upon the third arbitrator, within the time periods specified herein, then on the request of any party, the ICC Court shall appoint the remaining arbitrator(s) required to comprise the arbitral tribunal. The claimant in the arbitration shall provide a copy of the request for arbitration to the respondent at the time such request is submitted to the Secretariat of the International Chamber of Commerce.

(c)Each arbitrator chosen under this Section shall speak, read, and write English fluently and shall be either (i) a practicing lawyer who has specialized in business litigation with at least ten
(10) years of experience in a law firm, (ii) an arbitrator experienced with commercial disputes, or (iii) a retired judge.

(d)The place of arbitration shall be Paris, France. The language of the arbitral proceedings and of all submissions and written evidence and any award issued by the arbitral tribunal shall be English. Any party may, at its own expense, provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal. For the avoidance of doubt, no party is under any obligation to provide for translation of any documents submitted in the arbitration or translation or interpretation of any testimony taken at any hearing before the arbitral tribunal.

(e)The award shall be in writing, state the reasons for the award and be final and binding. The arbitral tribunal shall, subject to its discretion, endeavor to issue its award within four (4) months of the end of the hearing, or as soon as possible thereafter. It is expressly understood and agreed by the parties that the rulings and award of the arbitral tribunal shall be binding on the parties, their successors and permitted assigns. Judgment on the award rendered by the arbitral tribunal may be entered in any court having competent jurisdiction.

(f)Each party shall bear its own costs and expenses and attorneys' fees, and the party that does not prevail in the arbitration proceeding, as determined by the arbitral tribunal, shall pay the arbitrator's fees and any administrative fees of arbitration. All proceedings and decisions of the tribunal shall be deemed Confidential Information of each of the Parties, and shall be subject to Section 9.6.4.

9.6.3	Interim Relief.

(a)The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

(b)In addition to the remedies and relief available under Section 9.6.3(a) above and the ICC Rules, and subject to Section 9.6.2 above, each party expressly retains the right at any time to apply to any court of competent jurisdiction for interim, injunctive, provisional or conservatory relief, including pre-arbitral attachments or injunctions, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(c)For purposes of Section 9.6.3(b), each party hereby irrevocably and unconditionally consents and agrees that any action for interim, provisional and/or conservatory relief brought against it with respect to its obligations or liabilities under or arising out of or in connection with this Agreement may be brought in the courts located in Paris, France or the state or federal courts located in the Borough of Manhattan, New York City, New York, and each party hereby irrevocably accepts and unconditionally submits to the non-exclusive jurisdiction of the aforesaid courts in personam, with respect to any such action for interim, provisional or conservatory relief. In any such action, each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in the courts located in Paris, France or in the state or federal courts located in the Borough of Manhattan, New York City, New York.

(d)Each party hereby irrevocably consents and agrees that the service of any and all legal process, summons, notices and documents which may be served in any action arising under this Agreement may be made by sending a copy thereof by express courier to the party to be served at the address set forth in the notice provision of this Agreement, with such service to be effective upon receipt. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(e)Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding brought pursuant to this Section 9.6.

9.6.4    Confidentiality. The Company and each of the Purchasers agree to use, and to use its reasonable best efforts to ensure that its authorized representatives use the same degree of care as such party uses to protect its own confidential information (but in no event less than reasonable care) to keep confidential the information provided to it pursuant to this Agreement, and any other information furnished to it which the disclosing party identifies as being confidential or proprietary (so long as such information is not in the public domain) or, under the circumstances surrounding disclosure, such party knows or has reason to know should be treated as confidential (“Confidential Information”), unless otherwise required by law (provided that a party shall, to the extent permitted by law, promptly notify the other party of any required disclosure and take reasonable steps to minimize the extent of any such required disclosure); provided, however, that Confidential Information shall not include information, that (i) was in the public domain prior to the time it was furnished to such recipient, (ii) is at the time of the alleged breach (through no willful or improper action or inaction by such recipient) generally available to the public, (iii) was rightfully disclosed to such recipient by a third party without restriction or (iv) as of the time of the alleged breach, had been independently developed (as evidenced by written records) without any use of Confidential Information.

9.7    Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid, or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

9.8    Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

9.9    Entire Agreement. This Agreement embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, including without limitation, solely with respect to Section 7.7 hereof and only for as long as any Tranche I Notes or Tranche II Notes are outstanding, any right of first investment a Purchaser may have pursuant to a previously existing agreement with the Company, including without limitation that certain letter agreement dated as of February 23, 2012 by and among the Company and the stockholders of the Company party thereto and the Master Framework Agreement; provided that notwithstanding anything in this Agreement, Total retains the right to pay the Company the applicable Total Purchase Price for the Tranche I and Tranche II Notes by the cancellation of Total Notes (as defined in the Securities), as provided in Section 5.1 of the Master Framework Agreement.

9.10    Finder's Fee. The Company agrees that it shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by Purchaser) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

9.11    Expenses. Each party will bear its own costs and expenses in connection with this Agreement.

9.12    Further Assurances. The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.13    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Facsimile signatures shall be deemed originals for all purposes hereunder.

9.14    Independent Nature of Purchasers' Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with obligations of each other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any other Transaction Agreements. The decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser or any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any ancillary document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Agreement. Each Purchaser acknowledges that no other Purchaser has or will be acting as agent of such Purchaser in enforcing its rights under this Agreement or any other Transaction Agreements. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Purchaser, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

9.15    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the parties. No waiver by any of the parties of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No action taking pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

[Signature pages follows]

This Securities Purchase Agreement is hereby confirmed and accepted by the Purchasers as of the date first written above.

AMYRIS, INC.

By: /s/ John Melo Name: John Melo
Title: Chief Executive Officer

This Securities Purchase Agreement is hereby confirmed and accepted by the Purchasers as of the date first written above.

PURCHASERS:

Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS)

By: /s/ Sean Francois Arrighide Casanova (signature)
Name: Sean Francois Arrighide Casanova (printed name)
Title: Attorney in Fact

Address:	24 Cours Michelet 92800 Puteaux, France
Facsimile No: +331 47447957
E-mail Address: [ * ]

[ * ] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This Securities Purchase Agreement is hereby confirmed and accepted by the Purchasers as of the date first written above.

PURCHASERS:
Maxwell (Mauritius) Pte Ltd By: /s/ Chia Song Hwee
(signature)
Name: Chia song Hwee (printed name)
Title: Authorized Signatory
Address:    60B Orchard Road #06-18
Tower 2, The Atrium @ Orchard Singapore 238891
Facsimile No: (65) 6821 1188
E-mail Address: [ * ]

[ * ] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule I SCHEDULE OF PURCHASERS

Purchaser	Tranche I Closing Amount	Tranche I Cancellation of Indebtedness	Tranche II Closing Percentage	Maximum Tranche II Closing Amount	Maximum Tranche II Cancellation of Indebtedness	Tranche I Total Purchase Price	Tranche II Total Purchase Price
Maxwell (Mauritius) Pte Ltd (“Temasek”)	$35,000,000.00		82.13%	$25,000,000.00		$35,000,000.00
Total Energies Nouvelles Activités USA (“Total”)	$7,616,618.57	$7,616,618.57	17.87%	$5,440,441.84	$5,440,441.84	$7,616,618.57
TOTAL	$42,616,618.57	$7,616,618.57	100.00%	$30,440,441.84		$42,616,618.57

Schedule 2.3(b)

PAYMENT COMMITMENT LETTER

September [ ], 2013

[Insert Investor Name] [Insert Investor Address]

Dear Investor:

Effective today, Amyris, Inc. (the “Company”) is selling Senior Convertible Notes that are convertible into shares of the Company’s Common Stock pursuant to that certain Securities Purchase Agreement dated as of August 8, 2013 (the “SPA”) among the Company, [Insert Investor Name]
( “Investor”) and the other Purchasers named therein. In connection therewith, the Company and Investor are entering into this letter agreement (this “Letter Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the SPA.

The Company and Investor agree to the following:

1.Irrevocable Payment Instruction. Investor hereby acknowledges and agrees that the Investor has given its payment instructions to its paying bank to make payment to the Company of the Investor’s applicable Tranche I Closing Total Purchase Price pursuant to the SPA and will not revoke such payment instructions.

2.Senior Convertible Note. The Company hereby acknowledges and agrees that (i) the Company and Investors have executed a Senior Convertible Note representing the Tranche I Closing Total Purchase Price pursuant to the SPA (“Investor’s Note”) on September [ ], 2013 and (ii) the Company will deliver the Investor’s Note to Investor immediately upon the Company’s receipt in its bank account of the applicable Tranche I Closing Total Purchase Price from Investor.

2.Amendment and Waiver. No amendment, modification, termination or cancellation of this Letter Agreement shall be effective unless it is in writing signed by the Company and Investor. No waiver of any of the provisions of this Letter Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

3.Entire Agreement. This Letter Agreement, the SPA and the other documents referenced therein, set forth the entire understanding between the parties hereto relating to the subject matter hereof and supersede and merge all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the Company and Investor.

4.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by commercial messenger or courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or when sent by facsimile transmission or email to the facsimile number or email address specified below (or such other facsimile number or email as shall be specified by like notice), upon machine or electronic confirmation of receipt:

(a)if to the Company, to: Amyris, Inc.
5885 Hollis Street, Suite 100
Emeryville, CA 94608 Attention: General Counsel Facsimile:
Email:

(b)if to Investor, to: [Insert InvestorAddress] [Insert InvestorAddress] [Insert InvestorAddress] Attention:
Facsimile: Email:

5.Governing Law. This Letter Agreement, and the provisions, rights, obligations and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law provisions.

6.Counterparts. This Letter Agreement may be executed in one or more counterparts, which shall together constitute one agreement.

Please indicate your agreement to the terms of this Letter Agreement by executing the acknowledgement and agreement below and returning a copy to the attention of    , our General Counsel.

[Remainder of Page Intentionally Left Blank]

Very truly yours, AMYRIS, INC.

Name: John G. Melo
Title: President and Chief Executive Officer

Acknowledged and Agreed as of the date first written above:

INVESTOR
[Insert Investor Name] By:
Name: Title:

[Signature Page to Funding Commitment Side Letter Agreement]

Exhibit A

FORM OF TRANCHE I NOTE

TRANCHE I SENIOR CONVERTIBLE NOTE

U.S.$

[Insert Date of Issuance]

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation (the “Company”), promises to pay to [Investor Name], or its assigns (the “Investor”), in lawful money of the United States and in immediately available funds (or in shares of Common Stock as provided in Section 3), U.S. $[] (the “Face Amount”), together with any interest accrued thereon or premiums due in respect thereof, all in accordance with the provisions of this Note. The “Issue Date” of this Note is [Insert Date of Issuance].

This Note was issued pursuant to the Securities Purchase Agreement, dated as of August 7, 2013 (as amended from time to time, the “Agreement”), among the Company and the other parties thereto. Unless the context otherwise requires, as used herein, “Note” means any of the Tranche I Notes (as defined in the Agreement) issued pursuant to the Agreement and any other similar convertible notes issued by the Company in exchange for, or to effect a transfer of, any Note, and “Notes” means all such Notes in the aggregate.
1.Definitions. For purposes of this Note, the following definitions shall be applicable: “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and 'under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

debtors.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Certificate of Incorporation” means the Company's Restated Certificate of Incorporation, as amended and as in effect on the date hereof.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on The NASDAQ Stock Market or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Common Stock” means the Company's common stock, $0.0001 par value per share (or such other security into which such Common Stock is exchanged for (or becomes) pursuant to the consummation of a Capital Reorganization).

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or was appointed pursuant to the Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Hedging Obligations” means, with respect to any person, the obligations of such person under
(i)currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Holder” means the Person in whose name this Note is registered in the Company's Note Register and “Holders” means, collectively, the Persons in whose names all the Notes are registered in the Company's Note Register.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Master Framework Agreement” means that certain Master Framework Agreement dated as of July 30, 2012, by and among the Company and Total.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Amended and Restated Investors' Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors' Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors' Rights Agreement dated December 24, 2012, as further amended by Amendment No. 3 to Amended and Restated Investors' Rights Agreement dated March 27, 2013, and as further amended by Amendment No. 4 to Amended and Restated Investors' Rights Agreement dated August [], 2013.

“Securities Act” means the Securities Act of 1933, as amended. “Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total” means Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS). “Total Notes” means the Securities as defined in the Total Purchase Agreement.
“Total Purchase Agreement” means that certain securities purchase agreement dated as of July 30, 2012 by and among the Company and Total with respect to the Total Notes.

“Trading Day” means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The NASDAQ Stock Market (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Tranche I Milestones” means the achievement of both of the following milestones: (i) the fermentation plant owned and operated by Paraíso Bioenergia S.A. in Brotas, Sao Paulo State, in Brazil achieves a total production of 1,000,000 liters within a run period of forty-five (45) days, and (ii) the Company achieves gross margins from product sales for a fiscal quarter of at least five percent (5%), calculated on a cash basis (which, for clarity, shall mean, for such fiscal quarter, GAAP gross margin from product sales, excluding depreciation).

“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.Interest; Payment of Principal of Note.Interest. This Note shall bear interest on the Face Amount and any compounded interest hereunder at a rate per six months equal to 5.00% (subject to Section 5(c)). Interest shall begin to accrue on the Issue Date and shall continue to accrue on the outstanding principal until the entire Face Amount and all accrued and unpaid interest, including any interest that is added to the principal pursuant to this Section 2, under this Note (the “Balance”) are paid (or converted, as provided in Section 3 hereof), and shall be computed based on the actual number of days elapsed and on a year of three hundred sixty (360) days and a six-month period of one hundred eighty (180) days (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall be compounded on a semi- annual basis and accordingly shall be added to the Balance under this Note on a semi-annual basis and interest shall accrue on such resulting Balance thereafter. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, this

Note shall bear interest on the Face Amount plus any previously compounded interest in respect thereof at a rate per six months equal to 6.5% (as may be further adjusted pursuant to Section 5(c)). Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

(b)Scheduled Payment of Principal and Interest. Unless paid earlier in accordance with the terms hereof, including by conversion into shares of Common Stock, the Company shall deliver to the Holder of this Note, on the five-year anniversary of the Issue Date (the “Final Maturity Date”), an amount in cash equal to the then applicable Balance. Notwithstanding the foregoing, on the thirty (30) month anniversary of the Issue Date and at the end of each six (6) month period thereafter until the Final Maturity Date (each such date, an “Interest Payment Date”), the Company shall pay either (i) in cash or (ii) in kind by increasing the Face Amount by the amount of interest payable to Holder all of the accrued interest of this Note as of each such Interest Payment Date, the form of such payment to be determined by the Company in its sole discretion.

(c)Prepayment. Subject to Section 2(d) hereof, the Company may prepay in cash all, or any portion, of the then applicable Balance (including any accrued interest as of such date of prepayment) on the thirty (30) month anniversary of the Issue Date and at the end of each six (6) month period thereafter and upon five (5) business days' prior written notice to the Holders of the Notes, which notice shall set forth the amount of the then applicable Balance to be prepaid (the “Prepayment Amount”). Upon receipt of such notice but no later than four (4) business days thereafter, each Holder shall send to the Company their respective Note or Notes. Any Notes subject to prepayment pursuant to the provisions of this Section 2(c) shall be retired and cancelled upon receipt by the Holder in cash of the applicable Prepayment Amount regardless of whether such Holder shall have delivered such Holder's Note or Notes or Lost Note Documentation (as defined in Section 14(b) herein) in respect thereof to the Company by such date; provided, however, that if the Balance on the date of prepayment is greater than the Prepayment Amount, then the Company shall execute and make available for delivery to the Holder of such Note without service charge, but only upon receipt by the Company of the Note or Notes subject to prepayment or Lost Note Documentation in respect thereof, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the portion of the Balance of such Holder's Note or Notes that have not been prepaid by the Company.

(d)Pro Rata Payment. The Company agrees that any payments to the Holders of the Notes (including, without limitation, upon acceleration pursuant to Section 5) shall be made pro rata among all such Holders based upon the aggregate principal amount of the Notes held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) on such Note in excess of such Holder's pro rata share of payments obtained by all Holders of the Notes, such Holder shall make payments to the other Holders of the Notes based on such participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 2(d).

3.Conversion Rights; Adjustments. The Holders of the Notes shall have conversion rights as follows (the “Conversion Rights”):

follows:
(a)
Holder's Right to Convert. Holder shall have the option to convert this Note as

(i)At any time after the eighteen (18) month anniversary of the date of the

Agreement and prior to the fifth Trading Day prior to the Final Maturity Date, Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of the Holder hereof, at any time within the period specified above and from time to time into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price (as defined below) on the Conversion Date (as defined below) (each such conversion, an “Optional 18-Month Conversion”);

(ii)At any time if a Change of Control occurs prior to the Final Maturity Date, then the Company shall provide Holder written notice of such Change of Control at least twenty (20) days prior to the consummation of such Change of Control and Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of Holder, at any time and from time to time until the fifteenth (15th) day following receipt of such notice of such Change of Control, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional COC Conversion”); or

(iii)At any time if an Event of Default has occurred and is continuing, subject to Section 5(c) hereof, Holder shall have the right to convert the Face Amount of this Note, in whole or in part, at the option of Holder, at any time and from time to time while such Event of Default is continuing, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Face Amount proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional EOD Conversion”, and together with an Optional 18-Month Conversion and an Optional COC Conversion, “Holder's Optional Conversion”).

In the event of a Holder's Optional Conversion, all accrued interest in respect of the Face Amount converted in connection with such Holder's Optional Conversion shall be cancelled without any obligation of payment by the Company.

(b)Conversion Price. The “Conversion Price” at which Common Stock shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be US$2.44. Such initial Conversion Price shall be subject to adjustment as provided below.

(c)	Mechanics of Conversion.

(i)    In order to exercise its rights pursuant to a Holder's Optional Conversion, the Holder shall deliver written notice in the form of Exhibit 1 to the Company stating that such Holder elects to convert all or part of the then outstanding Balance of this Note. Such notice shall state the portion of the Balance of this Note which the Holder seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying Common Stock as of such date.

(ii)    The Holder of this Note shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to each Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the Balance of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of Notes, provided the Company's transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall, if practicable and upon the reasonable request of any Holder after the date six months after the initial issuance of this Note, and if the Holder is not an “affiliate” of the Company (as defined under the Securities Act of 1933, as amended), cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Common Stock under the terms of this Note and the Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to this Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Common Stock at the opening of business on the applicable Conversion Date.

(iii)    The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes. In no event shall the Conversion Price be reduced to an amount less than the then par value of the Common Stock.

(iv)    No fractional shares of Common Stock shall be issued upon any conversion of the Notes pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Common Stock on the Conversion Date.

(v)    All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Holders thereof to receive (A) shares of Common Stock in exchange therefor, (B) any accrued and unpaid interest, if applicable, as described in Section 5(c), and (C) if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.

(vi)    If any conversion pursuant to this Section 3 is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a Change of Control, the conversion may, at the option of any Holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of the shares of Common Stock issuable to such Holder in connection with such conversion pursuant to such offering, or the closing of such Change of Control, as applicable, in which event the Holders entitled to receive the shares of Common Stock issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities or consummation of the Change of Control, as applicable.

(d)Adjustment for Failure to Achieve Tranche I Milestones. Following completion of the Tranche I Milestones by the Company, the Company shall submit to the Holders written notice of completion of the Tranche I Milestones. Such written notice shall include evidence of the completion of the Tranche I Milestones and the Holders shall have the right to examine and verify such evidence, including with input from outside advisors who are approved by the Company, which approval shall not be unreasonably withheld and who agree to be bound by the confidentiality obligations contained in Section 9.6.4 of the Agreement. If the Holders dispute the completion of such Tranche I Milestones then such dispute shall be resolved as promptly as practicable in accordance with the dispute resolution provisions set forth in Section
9.6 of the Agreement. If the Tranche I Milestones have not been achieved prior to June 30, 2014, then the Conversion Price in effect on and after June 30, 2014 shall be reduced to (i) if a Total Note Price Reduction has not occurred, US$2.15, or (ii) if a Total Note Price Reduction has occurred, US$1.87.

(e)Adjustment for Reduction in Total Notes Conversion Price. If prior to the repayment or conversion of this Note and following the date hereof, the Company shall reduce the conversion price of the Total Notes issued by the Company at the Initial Closing (as defined in the Total Purchase Agreement) other than in accordance with the terms of the Total Notes as in effect on the date hereof (a “Total Note Price Reduction”), then the Conversion Price in effect on the date of such reduction shall be reduced to (i) if no reduction in the Conversion Price has occurred pursuant to Section 3(d) above on such date, US$2.15, or (ii) if there has been a prior reduction in the Conversion Price in accordance with clause
(i) of Section 3(d) above as of such date, US$1.87.

(f)Adjustment for Dilutive Issuances. If prior to the repayment or conversion of this Note the Company shall sell, in a bona fide capital raising transaction for cash consideration (including cancellation of pre-existing Debt as payment of consideration), any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of the Company's capital stock (the “Securities”) at a per share purchase price (including any applicable conversion or exercise price) equal to an amount less than the effective Conversion Price on the date of such issuance, then such Conversion Price in effect immediately prior to such issuance of Securities shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issue or the deemed issue of the Securities. If such per share consideration is not a cash amount, then the value of such per share consideration shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(g)Adjustment for Issuances to Total. If the Company shall permit Total to exchange Total Notes in connection with any future issuance by the Company of Securities (other than the issuance of Total Notes or shares of Common Stock issuable upon conversion thereof pursuant to the Total Purchase Agreement or the issuance of Notes, Tranche II Notes (as defined in the Agreement) or shares of Common Stock issuable upon conversion thereof pursuant to the Agreement), whereby the Company shall issue to Total in exchange for such Total Notes a number of Securities in excess of Total's Pro Rata Share (as defined in the Master Framework Agreement), then the then effective Conversion Price of this Note, any other Note and any Tranche II Note held by Holder as of immediately prior to such exchange (collectively, the “Holder Notes”) shall be adjusted pro rata based on the principal amount of each such Holder Note, such that the Holder Notes then outstanding shall be convertible in aggregate into an additional number of shares of Common Stock equal to the difference between (i) the actual number of Securities issued to Total in exchange for such Total Notes and (ii) Total's Pro Rata Share of such Securities. Notwithstanding the foregoing, no adjustment under this Section 3(g) will apply to any Note or Tranche II Note held by Total.

(h)Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(i)Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in (x) additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution; (z) shares of capital stock of the Company, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.

(j)Adjustment for Reclassification, Exchange or Substitution. If the shares of Common Stock issuable upon the conversion of the Notes shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of each Note (whether then outstanding or thereafter issued) shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which all such Notes might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(k)Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issue Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company's assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, provision shall be made so that the Holders of Notes will thereafter be entitled to receive upon conversion of the Notes the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of Notes after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Notes) and the provisions of the Agreement and the Registration Rights Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

(l)No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment to the extent required hereunder.

(m)Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to each Holder, if any, of Notes outstanding a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

(n)	Notice of Record Date. In the event:

(i)    that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties;

Common Stock;

(ii)	that the Company subdivides or combines its outstanding shares of

(iii)    of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company's outstanding shares of Common Stock or a share dividend or share distribution thereon);

(iv)	of any Capital Reorganization; or

Company;

(v)	of the involuntary or voluntary dissolution, liquidation or winding up of the then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Holders of the Notes at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up

(o)Notice of Adjustment to Conversion Price. The Company will provide notice to each Holder upon the occurrence of any adjustment to the Conversion Price.

4.Repurchase Right Upon a Change of Control. Upon the occurrence of a Change of Control prior to the Final Maturity Date, each Holder of Notes will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 4 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Balance of its Notes as of the Change of Control Payment Date (as defined in Section 4(b)(i)) (the “Change of Control Payment”).

(b)On or before the earlier of fifteen (15) days prior to the Final Maturity Date (if a Change of Control will occur prior to the Final Maturity Date), and thirty (30) days following the consummation of a Change of Control, the Company shall give to all Holders of Notes notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder's right to receive the Change of Control Payment arising as a result thereof. Each notice of the Holder's right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Holders of the Notes at their last address as shown in the Note Register and shall state:

(i)the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than fifteen (15) days and no later than sixty (60) days from the date of the Company's delivery of the Change of Control Notice;

(ii)the date by which the Change of Control Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;

(iii)	the amount of the Change of Control Payment;

(iv)a description of the procedure which a Holder must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and

(v)the Conversion Price then in effect and the place where such Notes may be surrendered for conversion.

No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder's right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes.

If any of the foregoing provisions or other provisions of this Section 4 are inconsistent with applicable law, such law shall govern.

(c)To exercise the Change of Control Repurchase Right, a Holder shall deliver to the Company, on or before the Trading Day immediately prior to the Change of

Control Payment Date, (i) written notice of the Holder's exercise of such right, which notice shall set forth the name of the Holder, the Balance of Notes held by such Holder to be repurchased, and a statement that an election to exercise the Change of Control Repurchase Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Notes shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.

(d)On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to each Holder in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company.

(e)The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(g)Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 4 shall be retired and cancelled.

(h)The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

5.Events of Default. Definitions. For purposes of this Note, the following events shall constitute an “Event of Default”:

(i)default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the then applicable Balance on this Note;

(ii)failure by the Company for thirty (30) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with the provisions of Section 4 or Section 6 of this Note;

(iii)failure by the Company for sixty (60) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Note or the Agreement (other than Section 8.6(a) of the Agreement);

(iv)default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the date of the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates
$10,000,000 or more;

(v)	failure by the Company to pay final judgments aggregating in excess of
$10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(vi)	the Company:

(A)	commences a voluntary case under any Bankruptcy Law,

case under any Bankruptcy Law,

(B)	consents to the entry of an order for relief against it in an involuntary substantially all of its property,

(C)	consents to the appointment of a custodian of it or for all or

(D)	makes a general assignment for the benefit of its creditors, or

(E)	is unable to pay its debts as they become due; or

Bankruptcy Law that:

(vii)	a court of competent jurisdiction enters an order or decree under any

(A)    is for relief against the Company;

(B)    appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company; or

(C)    orders the liquidation of the Company; and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(viii)failure by the Company to deliver when due the consideration deliverable upon conversion of this Note, which failure shall continue for a period of five days.

(b)Notice of Compliance. The Company shall be required to deliver to the Holders annually a statement regarding compliance with this Note, and the Company shall be required within five
(5) days of becoming aware of any Default or Event of Default to deliver to the Holders a statement specifying such Default or Event of Default.

(c)Acceleration. If any Event of Default occurs and is continuing, the Holders of at least 50% of the then applicable Balance of the then outstanding Notes may declare all the Notes to be due and payable immediately, which Notes shall then be immediately payable in, at the election of each Holder, either cash or shares of Common Stock in accordance with Section 3(a)(iii) hereof. Notwithstanding the foregoing, in the case of an Event of Default described in Section 5(vi) or (vii) with respect to the Company, all outstanding notes will become due and payable without further action or notice. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal that has become due solely because of the acceleration) have been cured or waived. Notwithstanding the foregoing (or anything to the contrary in the Agreement), the sole remedy of the Holders for a failure by the Company to comply with Section 8.6 of the Agreement shall, for the first 365 days after the occurrence of such failure, be the right, by notice to the Company by holders of a majority in aggregate principal amount of the Notes then outstanding, to increase the six-month rate of interest on this Note to the lower of (i) the Highest Lawful Rate, and (ii) 6.5% for the first 180 days of such failure, and 8% thereafter (which increased interest shall constitute liquidated damages for such failure).

(d)Waiver of Past Defaults. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Note except a continuing Default or Event of Default in the payment of the Balance of the Notes and/or any applicable premium required in connection with a Change of Control Payment. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(e)Control by Majority. Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available upon an Event of Default.

(f)Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder of this Note to receive payment of the Balance of this Note, any interest required in connection with Section 5(c), and/or any applicable premium required in connection with a Change of Control Payment, on or after the respective due dates expressed in this Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.Limitation on Debt and Liens. The Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt, and the Company will not issue any Disqualified Stock and the Company will not permit its Subsidiaries to issue shares of preferred stock except for:

(a)Debt in an amount outstanding at any time not to exceed the greater of (i) $200 million in aggregate principal amount or (ii) 50% of the Company's total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission after giving effect to any reductions or additions to assets in accordance with GAAP since the date of such balance sheet) (and provided that Debt incurred pursuant to this clause (a) that is secured by a Lien on assets of the Company shall not exceed the greater of (i) $125 million in aggregate principal amount or (ii) 30% of the Company's total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP);

(b)Debt in existence on the Issue Date or which as of the Issue Date the Company is obligated to issue thereafter, including Total Notes pursuant to the Total Purchase Agreement;

(c)the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries;

(d)Debt of the Company that is (i) contractually subordinated in right of payment to the Notes, (ii) matures 91 days after the Notes and (iii) is less than $50 million in aggregate principal amount at any one time outstanding;

(e)Debt of the Company (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, or (B) under interest rate, currency, commodity or similar hedges, swaps and other derivatives entered into with one or more financial institutions that is designed to protect the Company against fluctuations in interest rates or currency exchange rates, commodity prices or other market fluctuations and is not entered into for speculative purposes; and

(f)Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a “refinancing”), (1) the Notes or (2) Debt incurred pursuant to clause (b) of this paragraph, and (3) Debt incurred pursuant to clause (c) of this paragraph, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (f)); provided, however, that (A) Debt, the proceeds of which are used to refinance the Notes, or Debt which is pari passu with or subordinate in right of payment to the Notes, shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is Incurred by the Company and made pari passu to the Notes or subordinated to the Notes, and

(y)in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is incurred by the Company and is subordinated to the Notes in a manner that is at least as favorable to the Holders as that of the Debt refinanced; (B) refinancing Debt with respect to Debt incurred pursuant to clause (c) of this paragraph shall not be secured by a Lien on any assets other than the assets securing the Debt so refinanced, and any improvements or additions thereto, and (C) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced.

For purposes of determining compliance with this Section 6, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.

The Company will not create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for (a) the Liens described in Section 6(a) and 6(c) (including the refinancing of Liens described in Section 6(c) pursuant to Section 6(f)), (b) Permitted Liens, and (c) any Liens in existence on the Issue Date (including the refinancing thereof pursuant to Section 6(f)).

As used herein, “Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges or levies that are not overdue for a period of more than thirty (30) days or which are being contested in good faith; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords' Liens under leases; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set- off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 5(v) or securing appeal or other surety bonds related to such judgments.

7.Successors. Merger, Consolidation or Sale of Assets or Purchase of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(i)    the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or the parent company thereof, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement; and

(ii)	immediately after such transaction no Default or Event of Default exists.

(b)Successor Corporation Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged, or the parent company thereof, or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note, the Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.

(c)Purchase of Substantial Assets. The Company will not, and will not permit its subsidiaries to, without the prior written consent of the holders of a majority of the then outstanding Notes and Tranche II Notes, purchase assets in one transaction or a series of related transactions in an amount greater than $20,000,000.

8.Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of at least a majority of the aggregate principal amount then outstanding of the Notes; provided that no such action shall change (i) the amount of Notes whose Holders must consent to an amendment, (ii) reduce the amount of or any provision relating to the scheduled payment of principal of the Notes, (iii) change the time at which any Note must be repurchased or amend the conversion rights as set forth under Sections 3 or 4, (iv) make any Note payable in any money or at any place other than as stated in the Note, (v) impair the right of any Holder to receive payments of the Balance of such Holder's Notes, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment, on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, or (vi) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, in each such case without the consent of the applicable Holder if such change is adverse to such Holder.

9.Seniority of Notes. The Company acknowledges, agrees and covenants that the Notes and the Tranche II Notes shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt other than (i) Debt that is permitted to be secured in accordance with the limitations on Debt in Section 6 hereof under Sections 6(a)(ii)(a) or (c), and (ii) for the avoidance of doubt, the Total Notes, which Total Notes shall be pari passu with the Notes and Tranche II Notes except as provided in the MOU (as defined in the Agreement).

10.Place of Payment. Payments of the Balance of the Notes, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment, deliverable upon repayment or conversion of this Note (unless otherwise specified in the conversion notice or any other notice delivered by Holder pursuant to the terms hereof) and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified in the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

11.Costs of Collection. In the event that the Company fails to (a) pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of the Balance hereunder, any interest required in connection with Section 5(c), and, if applicable, any premium required in connection with a Change of Control Payment hereunder or (b) deliver when due the consideration deliverable upon conversion of this Note, the Company shall indemnify and hold harmless the Holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal, interest, premium and/or consideration, including, without limitation, reasonable attorneys' fees and expenses.

12.Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

13.Benefits of the Agreement. The Investor and all transferees of this Note (to the extent such transfer is permitted by the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

14.	Registration of Transfer and Exchange Generally.

(a)Registration, Registration of Transfer and Exchange Generally. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.

Subject to the provisions of the Agreement regarding restrictions on transfer and provided the transferee agrees to be bound by the terms of the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note (unless the transferor holds a lesser denomination, in which case no such restriction shall apply)), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.

At the option of a Holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company's principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Notes.

(b)Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such indemnity as may be reasonably requested by the Company to save itself harmless (clauses (i) or (ii) referred to herein as “Lost Note Documentation”), then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Every new Note issued pursuant to this Section 14 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.

The provisions of this Section 14 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

15.Antitrust. Holder and the Company hereto agree to (i) file any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the conversion of this Note not more than 35 days prior to the date of conversion or at such other time as agreed by Holder and the Company, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable consistent with this Section 15(a) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

16.	Governing Law.

(a)This Note, and the provisions, rights, obligations, and conditions set forth herein, and the legal relations between the parties hereto, including all disputes and claims, whether arising in contract, tort, or under statute, shall be governed by and construed in accordance with the laws of the State of delaware without giving effect to its conflict of law provisions.

(b)Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Note or any and all disputes arising out of, or in connection with, transactions in any way related to this Note and/or the relationship between the parties shall be resolved pursuant to Section 9.6 of the Agreement.

17.Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number:
(510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to the Investor at the address and facsimile number set forth in the Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on [], 2013.

AMYRIS, INC.

By: Name: Title:

EXHIBIT 1
(To be Executed by Registered Holder in order to Convert Note) CONVERSION NOTICE
FOR
TRANCHE I SENIOR CONVERTIBLE NOTE

The undersigned, as Holder of the Tranche I Senior Convertible Note of AMYRIS, INC., (the “Company”), in the outstanding principal amount of U.S. $    (the “Note”), hereby elects to convert that portion of the outstanding Balance of the Note shown on the next page into shares of the Company's common stock, $0.0001 par value per share (the “Common Stock”), of the Company, in accordance with and in compliance with the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information    NAME OF HOLDER:

By:
Print Name: Print Title:

Print Address of Holder:

Issue Common Stock: at:

Electronically transmit and credit Common Stock to    at:

Date of Conversion

Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF SHARES OF COMMON STOCK TO BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:

(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:    $

Conversion Price    $

Number of shares of Common
Stock =    Total dollar amount converted =    $
Conversion Price
Number of shares of Common Stock =

If the conversion is not being settled by DTC, please issue and deliver    certificate(s) for shares of Common Stock in the following amount(s):

Please issue and deliver

new Note(s) in the following amounts:

Exhibit B

FORM OF TRANCHE II NOTE

TRANCHE II SENIOR CONVERTIBLE NOTE

U.S	.$

[Insert Date of Issuance]

THE SECURITIES REPRESENTED BY THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS.

FOR VALUE RECEIVED, the undersigned, Amyris, Inc., a Delaware corporation (the “Company”), promises to pay to [Investor Name], or its assigns (the “Investor”), in lawful money of the United States and in immediately available funds (or in shares of Common Stock as provided in Section 3), U.S. $[] (the “Face Amount”), together with any interest accrued thereon or premiums due in respect thereof, all in accordance with the provisions of this Note. The “Issue Date” of this Note is [Insert Date of Issuance].

This Note was issued pursuant to the Securities Purchase Agreement, dated as of August 7, 2013 (as amended from time to time, the “Agreement”), among the Company and the other parties thereto. Unless the context otherwise requires, as used herein, “Note” means any of the Tranche II Notes (as defined in the Agreement) issued pursuant to the Agreement and any other similar convertible notes issued by the Company in exchange for, or to effect a transfer of, any Note, and “Notes” means all such Notes in the aggregate.
1.    Definitions. For purposes of this Note, the following definitions shall be applicable: “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and 'under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

debtors.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Certificate of Incorporation” means the Company's Restated Certificate of Incorporation, as amended and as in effect on the date hereof.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Closing Price” of the shares of Common Stock on any day means the last reported sale price regular way on such day or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock, in each case as quoted on The NASDAQ Stock Market or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Common Stock” means the Company's common stock, $0.0001 par value per share (or such other security into which such Common Stock is exchanged for (or becomes) pursuant to the consummation of a Capital Reorganization).

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or was appointed pursuant to the Agreement or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Debt” shall mean, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. The amount of Disqualified Stock deemed to be outstanding at any time will be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Debt.

“Hedging Obligations” means, with respect to any person, the obligations of such person under
(i)currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Holder” means the Person in whose name this Note is registered in the Company's Note Register and “Holders” means, collectively, the Persons in whose names all the Notes are registered in the Company's Note Register.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Master Framework Agreement” means that certain Master Framework Agreement dated as of July 30, 2012, by and among the Company and Total.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Registration Rights Agreement” means that certain Amended and Restated Investors' Rights Agreement dated June 21, 2010, by and among the Company and the parties listed on Exhibits A through G thereof, as amended by Amendment No. 1 to Amended and Restated Investors' Rights Agreement dated February 23, 2012, as further amended by Amendment No. 2 to Amended and Restated Investors' Rights Agreement dated December 24, 2012, as further amended by Amendment No. 3 to Amended and Restated Investors' Rights Agreement dated March 27, 2013, and as further amended by Amendment No. 4 to Amended and Restated Investors' Rights Agreement dated August [], 2013.

“Securities Act” means the Securities Act of 1933, as amended. “Subsidiary” means, with respect to any specified Person:
(1)any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Total” means Total Energies Nouvelles Activités USA (f.k.a. Total Gas & Power USA, SAS). “Total Notes” means the Securities as defined in the Total Purchase Agreement.
“Total Purchase Agreement” means that certain securities purchase agreement dated as of July 30, 2012 by and among the Company and Total with respect to the Total Notes.

“Trading Day” means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not generally traded on The NASDAQ Stock Market (or its successor) or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.

“Voting Shares” of any person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2.    Interest; Payment of Principal of Note. Interest. This Note shall bear interest on the Face Amount and any compounded interest hereunder at a rate per annum equal to 10.00% (subject to Section 5(c)). Interest shall begin to accrue on the Issue Date and shall continue to accrue on the outstanding principal until the entire Face Amount and all accrued and unpaid interest, including any interest that is added to the principal pursuant to this Section 2, under this Note (the “Balance”) are paid (or converted, as provided in Section 3 hereof), and shall be computed based on the actual number of days elapsed and on a year of three hundred sixty (360) days (which results in more interest being paid than if computed on the basis of a 365- day year). Interest shall be compounded on an annual basis and accordingly shall be added to the Balance under this Note on an annual basis and interest shall accrue on such resulting Balance thereafter. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, this Note shall bear interest on the Face Amount plus any previously compounded interest in respect thereof at a rate per annum equal to 12% (as may be further adjusted pursuant to Section 5(c)). Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the

Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

(b)Scheduled Payment of Principal and Interest. Unless paid earlier in accordance with the terms hereof, including by conversion into shares of Common Stock, the Company shall deliver to the Holder of this Note, on the five-year anniversary of the date that a Note is first issued to a Holder pursuant to the terms of the Agreement (the “Final Maturity Date”), an amount in cash equal to the then applicable Balance. Notwithstanding the foregoing, on the twelve (12) month anniversary of the Issue Date for each of the first three years after the Issue Date (each such date, an “Interest Payment Date”), the Company shall pay accrued interest of this Note in kind by increasing the Face Amount by the amount of interest payable to Holder as of each such Interest Payment Date, and on each Interest Payment Date thereafter, the Company shall pay accrued interest of this Note either, in the Company's sole discretion, (i) in cash or (ii) in kind by increasing the Face Amount by the amount of interest payable to Holder as of each such Interest Payment Date.

(c)	[INTENTIONALLY OMITTED]

(d)Pro Rata Payment. The Company agrees that any payments to the Holders of the Notes (including, without limitation, upon acceleration pursuant to Section 5) shall be made pro rata among all such Holders based upon the aggregate principal amount of the Notes held by each such Holder. If any Holder of a Note obtains any payment (whether voluntary, involuntary, by application of offset or otherwise) on such Note in excess of such Holder's pro rata share of payments obtained by all Holders of the Notes, such Holder shall make payments to the other Holders of the Notes based on such participation in the Notes held by them as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 2(d).

3.    Conversion Rights; Adjustments. The Holders of the Notes shall have conversion rights as follows (the “Conversion Rights”):

follows:
(a)
Holder's Right to Convert. Holder shall have the option to convert this Note as

(i)At any time after the twelve (12) month anniversary of the Issue Date and prior to the fifth Trading Day prior to the Final Maturity Date, Holder shall have the right to convert the then applicable Balance of this Note, in whole or in part, at the option of the Holder hereof, at any time within the period specified above and from time to time into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Balance proposed to be converted at such date by (y) the then effective Conversion Price (as defined below) on the Conversion Date (as defined below) (each such conversion, an “Optional 12-Month Conversion”);

(ii)At any time if a Change of Control occurs prior to the Final Maturity Date, then the Company shall provide Holder written notice of such Change of Control at least twenty (20) days prior to the consummation of such Change of Control and Holder shall have the right to convert the then applicable Balance of this Note, in whole or in part, at the option of Holder, at any time and from time to time until the fifteenth (15th) day following receipt of such notice of such Change of Control, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Balance proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional COC Conversion”); or

(iii)At any time if an Event of Default has occurred and is continuing, subject to Section 5(c) hereof, Holder shall have the right to convert the then applicable Balance of this Note, in whole or in part, at the option of Holder, at any time and from time to time while such Event of Default is continuing, into a number of fully paid, nonassessable and authorized but unissued shares of Common Stock determined by dividing (x) the Balance proposed to be converted at such date by (y) the then effective Conversion Price on the Conversion Date (such conversion, an “Optional EOD Conversion”, and together with an Optional 12-Month Conversion and an Optional COC Conversion, “Holder's Optional Conversion”).

(b)Conversion Price. The “Conversion Price” at which Common Stock shall be deliverable upon conversion of the Notes (the “Conversion Price”) shall initially be the US$2.87. Such initial Conversion Price shall be subject to adjustment as provided below.

(c)	Mechanics of Conversion.

(i)    In order to exercise its rights pursuant to a Holder's Optional Conversion, the Holder shall deliver written notice in the form of Exhibit 1 to the Company stating that such Holder elects to convert all or part of the then outstanding Balance of this Note. Such notice shall state the portion of the Balance of this Note which the Holder seeks to convert and shall be accompanied within one (1) Trading Day by the Note or Notes subject to conversion. The date contained in the notice (which date shall be no earlier than the Trading Day immediately following the date of the notice) shall be the date of conversion of the Note (such date of conversion, the “Conversion Date”) and the Holder shall be deemed to be the beneficial owner of the underlying Common Stock as of such date.

(ii)    The Holder of this Note shall be deemed to beneficially own the Common Stock underlying this Note as of the applicable Conversion Date. Not later than three (3) Trading Days following the Conversion Date, the Company shall promptly issue and deliver to each Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled and, in the case where only part of a Note is converted, the Company shall execute and deliver (at its own expense) a new Note of any authorized denomination as requested by a Holder in an aggregate principal amount equal to and in exchange for the unconverted portion of the Balance of the Note so surrendered. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of Notes, provided the Company's transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder, the Company may, at its election (and shall, if practicable and upon the reasonable request of any Holder after the date six months after the initial issuance of this Note, and if the Holder is not an “affiliate” of the Company (as defined under the Securities Act of 1933, as amended), cause its transfer agent

7

to electronically transmit the shares of Common Stock issuable upon conversion of this Note to the Holder, by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system, if such DWAC system is available for the issuance of such shares of Common Stock under the terms of this Note and the Agreement. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversions pursuant to this Section 3 shall be deemed to have been made immediately prior to the opening of business on the applicable Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated as the beneficial owner of such shares of Common Stock at the opening of business on the applicable Conversion Date

(iii)    The Company shall at all times during which the Notes shall be outstanding, have and keep available out of its authorized but unissued shares, for the purpose of effecting the conversion of the Notes, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Notes. In no event shall the Conversion Price be reduced to an amount less than the then par value of the Common Stock.

(iv)    No fractional shares of Common Stock shall be issued upon any conversion of the Notes pursuant to this Section 3. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the Closing Price of the Common Stock on the Conversion Date.

(v)    All Notes (or the portions thereof) which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such Notes, except only the right of the Holders thereof to receive (A) shares of Common Stock in exchange therefor, (B) any accrued and unpaid interest, if applicable, as described in Section 5(c), and (C) if applicable, cash for any fractional shares of Common Stock. Any Notes, to the extent so converted, shall be retired and canceled.

(vi)    If any conversion pursuant to this Section 3 is in connection with an underwritten offering of securities registered pursuant to the Securities Act or a Change of Control, the conversion may, at the option of any Holder tendering Notes for conversion, be conditioned upon the closing with the underwriter of the sale of the shares of Common Stock issuable to such Holder in connection with such conversion pursuant to such offering, or the closing of such Change of Control, as applicable, in which event the Holders entitled to receive the shares of Common Stock issuable upon such conversion of the Notes shall not be deemed to have converted such Notes until immediately prior to the closing of the sale of securities or consummation of the Change of Control, as applicable.

(d)Adjustment for Dilutive Issuances. If prior to the repayment or conversion of this Note the Company shall sell, in a bona fide capital raising transaction for cash consideration (including cancellation of pre-existing Debt as payment of consideration), any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class or series of the Company's capital stock (the “Securities”) at a per share purchase price (including any applicable conversion or exercise price) equal to an amount less than the effective

Conversion Price on the date of such issuance, then such Conversion Price in effect immediately prior to such issuance of Securities shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issue or the deemed issue of the Securities. If such per share consideration is not a cash amount, then the value of such per share consideration shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(e)Adjustment for Issuances to Total. If the Company shall permit Total to exchange Total Notes in connection with any future issuance by the Company of Securities (other than the issuance of Total Notes or shares of Common Stock issuable upon conversion thereof pursuant to the Total Purchase Agreement or the issuance of Notes or Tranche I Notes (as defined in the Agreement) or shares of Common Stock issuable upon conversion thereof pursuant to the Agreement), whereby the Company shall issue to Total in exchange for such Total Notes a number of Securities in excess of Total's Pro Rata Share (as defined in the Master Framework Agreement), then the then effective Conversion Price of this Note, any other Note and any Tranche I Note held by Holder as of immediately prior to such exchange (collectively, the “Holder Notes”) shall be adjusted pro rata based on the principal amount of each such Holder Note, such that the Holder Notes then outstanding shall be convertible in aggregate into an additional number of shares of Common Stock equal to the difference between (i) the actual number of Securities issued to Total in exchange for such Total Notes and (ii) Total's Pro Rata Share of such Securities. Notwithstanding the foregoing, no adjustment under this Section 3(e) will apply to any Note or Tranche I Note held by Total.

(f)Adjustment for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding shares of Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue a dividend or other distribution payable in (x) additional shares of Common Stock, then and in each such event the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance and the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such additional shares of Common Stock issuable in payment of such dividend or distribution; (y) in cash, then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the amount in cash per share of Common Stock that the Company dividends or distributes, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution;

(z)	shares of

capital stock of the Company, evidences of indebtedness, or any other asset (collectively, the “Distributed Property”), then and in each such event, the Conversion Price shall be decreased as of the time of such issuance, by multiplying such Conversion Price by a fraction, the numerator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution minus the fair market value (as determined in good faith by the Board of Directors) of the Distributed Property distributed with respect to each share of Common Stock, and the denominator of which shall be the Closing Price of the Common Stock on the Trading Day immediately preceding the ex-dividend date for such dividend and distribution.

(h)Adjustment for Reclassification, Exchange or Substitution. If the shares of Common Stock issuable upon the conversion of the Notes shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares, share dividend or reorganization, reclassification, merger, consolidation or asset sale provided for elsewhere in this Section 3), then and in each such event the Holder of each Note (whether then outstanding or thereafter issued) shall have the right thereafter to convert such Note into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which all such Notes might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(i)Reorganizations, Mergers, Consolidations or Asset Sales. If at any time after the Issue Date there is a tender offer, exchange offer, merger, consolidation, recapitalization, sale of all or substantially all of the Company's assets or reorganization involving the shares of Common Stock (collectively, a “Capital Reorganization”) (other than a merger, consolidation, sale of assets, recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as part of such Capital Reorganization, provision shall be made so that the Holders of Notes will thereafter be entitled to receive upon conversion of the Notes the number of shares or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion immediately prior to such Capital Reorganization would have been entitled on such Capital Reorganization, subject to adjustment in respect to such shares or securities by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the Holders of Notes after the Capital Reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Notes) and the provisions of the Agreement and the Registration Rights Agreement will be applicable after that event and be as nearly equivalent as practicable. In the event that the Company is not the surviving entity of any such Capital Reorganization, each Note shall become Notes of such surviving entity, with the same powers, rights and preferences as provided herein.

(j)No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment to the extent required hereunder.

(k)Certificate as to Adjustments or Distributions. Upon the occurrence of each adjustment of the Conversion Price or distribution to holders pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or distribution in accordance with the terms hereof and furnish to each Holder, if any, of Notes outstanding a certificate setting forth the terms of such adjustment or distribution and showing in detail the facts upon which such adjustment or distribution are based and shall file a copy of such certificate with its corporate records.

(l)	Notice of Record Date. In the event:

(i)that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock, securities, or other assets, rights or properties;

Common Stock;

(ii)	that the Company subdivides or combines its outstanding shares of

(iii)of any reclassification of the shares of Common Stock (other than a subdivision or combination of the Company's outstanding shares of Common Stock or a share dividend or share distribution thereon);

(iv)	of any Capital Reorganization; or

Company;

(v)	of the involuntary or voluntary dissolution, liquidation or winding up of the then the Company shall cause to be filed at its principal office, and shall cause to be mailed to the Holders of the Notes at their last addresses as shown on the records of the Company, at least ten (10) days prior to the record date specified in (A) below or twenty (20) days prior to the date specified in (B) below, a notice stating:

(A)the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or
(B)the date on which such reclassification, Capital Reorganization, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, Capital Reorganization, dissolution or winding up

(m)Notice of Adjustment to Conversion Price. The Company will provide notice to each Holder upon the occurrence of any adjustment to the Conversion Price.

4.    Repurchase Right Upon a Change of Control. Upon the occurrence of a Change of Control prior to the Final Maturity Date, each Holder of Notes will have the right to require the Company to repurchase all or any part of its Notes pursuant to an offer as provided in this Section 4 (the “Change of Control Offer”) at an offer price in cash equal to 101% of the Balance of its Notes as of the Change of Control Payment Date (as defined in Section 4(b)(i)) (the “Change of Control Payment”).

(b)On or before the earlier of fifteen (15) days prior to the Final Maturity Date (if a Change of Control will occur prior to the Final Maturity Date), and thirty (30) days following the consummation of a Change of Control, the Company shall give to all Holders of Notes notice (the “Change of Control Notice”) of the occurrence of the Change of Control and of the Holder's right to receive the Change of Control Payment arising as a result thereof. Each notice of the Holder's right to participate in the Change of Control Offer (the “Change of Control Repurchase Right”) shall be mailed to the Holders of the Notes at their last address as shown in the Note Register and shall state:

(i)the date on which the Notes shall be repurchased (the “Change of Control Payment Date”), which date shall be no earlier than fifteen (15) days and no later than sixty (60) days from the date of the Company's delivery of the Change of Control Notice;

(ii)the date by which the Change of Control Repurchase Right must be exercised, which date shall be no earlier than the close of business on the Trading Day immediately prior to the Change of Control Payment Date;

(iii)	the amount of the Change of Control Payment;

(iv)a description of the procedure which a Holder must follow to exercise the Change of Control Repurchase Right, and the place or places where the Notes are to be surrendered for payment of the Change of Control Payment; and

(v)the Conversion Price then in effect and the place where such Notes may be surrendered for conversion.

No failure by the Company to give the Change of Control Notice and no defect in any Change of Control Notice shall limit any Holder's right to exercise its Change of Control Repurchase Right or affect the validity of the proceedings for the repurchase of Notes.

If any of the foregoing provisions or other provisions of this Section 4 are inconsistent with applicable law, such law shall govern.

(c)To exercise the Change of Control Repurchase Right, a Holder shall deliver to the Company, on or before the Trading Day immediately prior to the Change of Control Payment Date, (i) written notice of the Holder's exercise of such right, which notice shall set forth the name of the Holder, the Balance of Notes held by such Holder to be repurchased, and a statement that an election to exercise the Change of Control Repurchase

Right is being made thereby, and (ii) the Notes with respect to which the Change of Control Repurchase Right is being exercised. Such written notice shall be irrevocable, except that the right of the Holder to convert the Notes shall continue until midnight (Eastern Time) on the Trading Day immediately preceding the Change of Control Repurchase Date.

(d)On the Change of Control Payment Date, the Company will (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer and (ii) deliver cash in the amount of the Change of Control Payment to each Holder in respect of all Notes or portions thereof so tendered. All Notes repurchased by the Company shall be canceled immediately by the Company.

(e)The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(f)The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

(g)Any Note which is to be repurchased only in part shall be surrendered to the Company and the Company shall execute and make available for delivery to the Holder of such Note without service charge, a new Note or Notes, containing identical terms and conditions, each in an authorized denomination in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered. Any Notes surrendered to the Company pursuant to the provisions of this Section 4 shall be retired and cancelled.

(h)The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4 applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

5.    Events of Default. Definitions. For purposes of this Note, the following events shall constitute an “Event of Default”:

(i)    default in payment when due (whether at the Final Maturity Date or upon an earlier repurchase) of the then applicable Balance on this Note;

(ii)    failure by the Company for thirty (30) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with the provisions of Section 4 or Section 6 of this Note;

(iii)    failure by the Company for sixty (60) days after notice from the Holders of at least 50% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Note or the Agreement (other than Section 8.6(a) of the Agreement);

(iv)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the date of the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates
$10,000,000 or more;

(v)	failure by the Company to pay final judgments aggregating in excess of
$10,000,000, which judgments are not paid, discharged or stayed for a period of sixty (60) days;

(vi)	the Company:

(A)	commences a voluntary case under any Bankruptcy Law,

case under any Bankruptcy Law,

(B)	consents to the entry of an order for relief against it in an involuntary substantially all of its property,

(C)	consents to the appointment of a custodian of it or for all or

(D)	makes a general assignment for the benefit of its creditors, or

(E)	is unable to pay its debts as they become due; or

Bankruptcy Law that:

(vii)	a court of competent jurisdiction enters an order or decree under any

(A)    is for relief against the Company;

(B)    appoints a custodian of the Company or any of its Significant Subsidiaries or for all or substantially all of the property of the Company; or

(C)    orders the liquidation of the Company; and the order or decree remains unstayed and in effect for sixty (60) consecutive days; or

(viii)    failure by the Company to deliver when due the consideration deliverable upon conversion of this Note, which failure shall continue for a period of five days.

(b)Notice of Compliance. The Company shall be required to deliver to the Holders annually a statement regarding compliance with this Note, and the Company shall be required within five
(5) days of becoming aware of any Default or Event of Default to deliver to the Holders a statement specifying such Default or Event of Default.

(c)Acceleration. If any Event of Default occurs and is continuing, the Holders of at least 50% of the then applicable Balance of the then outstanding Notes may declare all the Notes to be due and payable immediately, which Notes shall then be immediately payable in, at the election of each Holder, either cash or shares of Common Stock in accordance with Section 3(a)(iii) hereof. Notwithstanding the foregoing, in the case of an Event of Default described in Section 5(vi) or (vii) with respect to the Company, all outstanding notes will become due and payable without further action or notice. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal that has become due solely because of the acceleration) have been cured or waived. Notwithstanding the foregoing (or anything to the contrary in the Agreement), the sole remedy of the Holders for a failure by the Company to comply with Section 8.6 of the Agreement shall, for the first 365 days after the occurrence of such failure, be the right, by notice to the Company by holders of a majority in aggregate principal amount of the Notes then outstanding, to increase the rate of interest on this Note to the lower of (i) the Highest Lawful Rate, and (ii) 13% for the first 180 days of such failure, and 16% thereafter (which increased interest shall constitute liquidated damages for such failure).

(d)Waiver of Past Defaults. The Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Note except a continuing Default or Event of Default in the payment of the Balance of the Notes and/or any applicable premium required in connection with a Change of Control Payment. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(e)Control by Majority. Holders of a majority in aggregate of the then applicable Balance of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available upon an Event of Default.

(f)Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Note, the right of the Holder of this Note to receive payment of the Balance of this Note, any interest required in connection with Section 5(c), and/or any applicable premium required in connection with a Change of Control Payment, on or after the respective due dates expressed in this Note (including in connection with a redemption or an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.    Limitation on Debt and Liens. The Company will not, and will not permit its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Debt, and the Company will not issue any Disqualified Stock and the Company will not permit its Subsidiaries to issue shares of preferred stock except for:

(a)Debt in an amount outstanding at any time not to exceed the greater of (i) $200 million in aggregate principal amount or (ii) 50% of the Company's total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission after giving effect to any reductions or additions to assets in accordance with GAAP since the date of such balance sheet) (and provided that Debt incurred pursuant to this clause (a) that is secured by a Lien on assets of the Company shall not exceed the greater of (i) $125 million in aggregate principal amount or (ii) 30% of the Company's total consolidated assets (as set forth on its most recent balance sheet prepared in accordance with GAAP);

(b)Debt in existence on the Issue Date or which as of the Issue Date the Company is obligated to issue thereafter, including Total Notes pursuant to the Total Purchase Agreement;

(c)the incurrence by the Company or any of its Subsidiaries of Debt represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries;

(d)Debt of the Company that is (i) contractually subordinated in right of payment to the Notes, (ii) matures 91 days after the Notes and (iii) is less than $50 million in aggregate principal amount at any one time outstanding;

(e)Debt of the Company (A) in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business, or (B) under interest rate, currency, commodity or similar hedges, swaps and other derivatives entered into with one or more financial institutions that is designed to protect the Company against fluctuations in interest rates or currency exchange rates, commodity prices or other market fluctuations and is not entered into for speculative purposes; and

(f)Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a “refinancing”), (1) the Notes or (2) debt incurred pursuant to clause (b) of this paragraph, and (3) Debt incurred pursuant to clause (c) of this paragraph, in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (f)); provided, however, that (A) Debt, the proceeds of which are used to refinance the Notes, or Debt which is pari passu with or subordinate in right of payment to the Notes, shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is Incurred by the Company and made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt is incurred by the Company and is subordinated to the Notes in a manner that is at least as favorable to the Holders as that of the Debt refinanced; (B) refinancing Debt with respect to Debt incurred pursuant to clause (c) of this paragraph shall not be secured by a Lien on any assets other than the assets securing the Debt so refinanced, and any improvements or additions thereto, and (C) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced.

For purposes of determining compliance with this Section 6, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Debt.

The Company will not create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except for (a) the Liens described in Section 6(a) and 6(c) (including the refinancing of Liens described in Section 6(c) pursuant to Section 6(f)), (b) Permitted Liens, and (c) any Liens in existence on the Issue Date (including the refinancing thereof pursuant to Section 6(f)).

As used herein, “Permitted Liens” means the following: (a) Liens for taxes, assessments and governmental charges or levies that are not overdue for a period of more than thirty (30) days or which are being contested in good faith; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens securing obligations that are not overdue for a period of more than thirty (30) days or that are being contested in good faith; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (f) landlords' Liens under leases; (g) Liens consisting of leases, subleases, licenses or sublicenses granted to others and not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set- off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 5(v) or securing appeal or other surety bonds related to such judgments.

7.    Successors. Merger, Consolidation or Sale of Assets or Purchase of Assets. The Company shall not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(i)    the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or the parent company thereof, or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Agreement; and

(ii)	immediately after such transaction no Default or Event of Default exists.

(b)Successor Corporation Substituted. Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with Section 7(a) hereof, the successor Person formed by such consolidation or into which the Company is merged, or the parent company thereof, or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for (so that from and after the date of such consolidation, merger or transfer, the provisions of this Note, the Agreement and the Registration Rights Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Note and the Agreement with the same effect as if such successor Person had been named herein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Agreement except with respect to any obligations that arise from, or are related to, such transaction.

(c)Purchase of Substantial Assets. The Company will not, and will not permit its subsidiaries to, without the prior written consent of the holders of a majority of the then outstanding Notes and Tranche I Notes, purchase assets in one transaction or a series of related transactions in an amount greater than $20,000,000.

8.    Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holders of at least a majority of the aggregate principal amount then outstanding of the Notes; provided that no such action shall change (i) the amount of Notes whose Holders must consent to an amendment, (ii) reduce the amount of or any provision relating to the scheduled payment of principal of the Notes, (iii) change the time at which any Note must be repurchased or amend the conversion rights as set forth under Sections 3 or 4, (iv) make any Note payable in any money or at any place other than as stated in the Note, (v) impair the right of any Holder to receive payments of the Balance of such Holder's Notes, any interest required in connection with Section 5(c), and, if applicable any premium required in connection with a Change of Control Payment, on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, or (vi) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions, in each such case without the consent of the applicable Holder if such change is adverse to such Holder.

9.    Seniority of Notes. The Company acknowledges, agrees and covenants that the Notes and the Tranche I Notes shall be its senior obligations, ranking senior in right of payment to Common Stock and to future issuances of Debt other than (i) Debt that is permitted to be secured in accordance with the limitations on Debt in Section 6 hereof under Sections 6(a)(ii)(a) or (c), and (ii) for the avoidance of doubt, the Total Notes, which Total Notes shall be pari passu with the Notes and Tranche I Notes except as provided in the MOU (as defined in the Agreement).

10.    Place of Payment. Payments of the Balance of the Notes, any interest required in connection with Section 5(c), and, if applicable any premium required in connection with a Change of Control Payment, deliverable upon repayment or conversion of this Note (unless otherwise specified in the conversion notice or any other notice delivered by Holder pursuant to the terms hereof) and all notices and other communications to the Investor hereunder or with respect hereto are to be delivered to the Investor at the address identified in the Agreement or to such other address or to the attention of such other person as specified by prior written notice to the Company, including any transferee of this Note.

11.    Costs of Collection. In the event that the Company fails to (a) pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of the Balance hereunder, any interest required in connection with Section 5(c), and, if applicable any premium required in connection with a Change of Control Payment hereunder or (b) deliver when due the consideration deliverable upon conversion of this Note, the Company shall indemnify and hold harmless the Holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal, interest, premium and/or consideration, including, without limitation, reasonable attorneys' fees and expenses.

12.    Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

13.    Benefits of the Agreement. The Investor and all transferees of this Note (to the extent such transfer is permitted by the Agreement) shall be entitled to the rights and benefits granted to them in the Agreement.

14.	Registration of Transfer and Exchange Generally.

(a)Registration, Registration of Transfer and Exchange Generally. The Company shall keep at its principal executive offices a register (the register maintained in such being herein sometimes collectively referred to as the “Note Register”) in which the Company shall provide for the registration of Notes and of transfers and exchanges of Notes.

Subject to the provisions of the Agreement regarding restrictions on transfer and provided the transferee agrees to be bound by the terms of the Agreement, upon surrender for registration of transfer of any Note at its principal executive office, the Company shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in denominations requested by the transferee (which denominations shall not be less than $1,000,000 per Note (unless the transferor holds a lesser denomination, in which case no such restriction shall apply)), of a like aggregate principal amount and bearing such restrictive legends as may be required by law.

At the option of a Holder, Notes may be exchanged for other Notes of any authorized denominations, of a like aggregate principal amount and bearing such restrictive legends as may be required by law upon surrender of the Notes to be exchanged at the Company's principal executive offices. Whenever any Notes are so surrendered for exchange, the Company shall execute and make available for delivery the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made for any registration of transfer or exchange of Notes.

(b)Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and make available for delivery in exchange therefor a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

If there shall be delivered to the Company (i) evidence to its reasonable satisfaction of the destruction, loss or theft of any Note and (ii) such indemnity as may be reasonably requested by the Company to save itself harmless (clauses (i) or (ii) referred to herein as “Lost Note Documentation”), then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and make available for delivery, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Every new Note issued pursuant to this Section 13 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone.

The provisions of this Section 13 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

15.    Antitrust. Holder and the Company hereto agree to (i) file any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the conversion of this Note not more than 35 days prior to the date of conversion or at such other time as agreed by Holder and the Company, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper, or advisable consistent with this Section 14(a) to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

16.	Governing Law.

(a)THIS NOTE, AND THE PROVISIONS, RIGHTS, OBLIGATIONS, AND CONDITIONS SET FORTH HEREIN, AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO, INCLUDING ALL DISPUTES AND CLAIMS, WHETHER ARISING IN CONTRACT, TORT, OR UNDER STATUTE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PROVISIONS.

(b)Any and all disputes arising out of, or in connection with, the interpretation, performance, or nonperformance of this Note or any and all disputes arising out of, or in connection with, transactions in any way related to this Note and/or the relationship between the parties shall be resolved pursuant to Section 9.6 of the Agreement.

17.    Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number:
(510) 740-7416, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number: (650) 938-5200, and as to the Investor at the address and facsimile number set forth in the Agreement. Any party hereto from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto. Each Investor and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Note on
    .

AMYRIS, INC.

By: Name: Title:

EXHIBIT 1
(To be Executed by Registered Holder in order to Convert Note) CONVERSION NOTICE
FOR
TRANCHE II SENIOR CONVERTIBLE NOTE

The undersigned, as Holder of the Tranche II Senior Convertible Note of AMYRIS, INC., (the “Company”), in the outstanding principal amount of U.S. $    (the “Note”), hereby elects to convert that portion of the outstanding Balance of the Note shown on the next page into shares of the Company's common stock, $0.0001 par value per share (the “Common Stock”), of the Company, in accordance with and in compliance with the conditions of the Note, as of the date written below. The undersigned hereby requests that share certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Conversion Information    NAME OF HOLDER:

By:
Print Name: Print Title:

Print Address of Holder:

Issue Common Stock: at:

Electronically transmit and credit Common Stock to    at:

Date of Conversion

Applicable Conversion Price

THE COMPUTATION OF THE NUMBER OF SHARES OF COMMON STOCK TO BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE

Page 2 to Conversion Notice for:

(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Face Amount converted:    $

Conversion Price    $

Number of shares of Common
Stock =    Total dollar amount converted =    $
Conversion Price
Number of shares of Common Stock =

If the conversion is not being settled by DTC, please issue and deliver    certificate(s) for shares of Common Stock in the following amount(s):

Please issue and deliver

new Note(s) in the following amounts:

Exhibit C

RIGHTS AGREEMENT AMENDMENT

AMYRIS, INC.

AMENDMENT NO. 4 TO AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

This Amendment No. 4 to the Amended and Restated Investors' Rights Agreement (this “Amendment”) is made and entered into as of August 8, 2013, by and among Amyris, Inc., a Delaware corporation (the “Company”), the Investors and the Common Holders.

RECITALS

WHEREAS, the Company, the Investors and the Common Holders are parties to that certain Amended and Restated Investors' Rights Agreement dated June 21, 2010 (the “Rights Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company, certain Investors and certain Common Holders are parties to that certain Amendment No. 1 to Amended and Restated Investors' Rights Agreement, dated as of February 23, 2012 (“Amendment No. 1”), pursuant to which the Rights Agreement was amended and certain parties were added thereto.

WHEREAS, the Company, certain Investors and certain Common Holders are parties to that certain Amendment No. 2 to Amended and Restated Investors' Rights Agreement, dated as of December 24, 2012 (“Amendment No. 2”), pursuant to which the Rights Agreement was amended and certain parties were added thereto.

WHEREAS, the Company, certain Investors and certain Common Holders are parties to that certain Amendment No. 3 to Amended and Restated Investors' Rights Agreement, dated as of March 27, 2013 (“Amendment No. 3”), pursuant to which the Rights Agreement was amended and certain parties were added thereto.

WHEREAS, the Company, the Investors and the Common Holders desire to make certain additional amendments to the Rights Agreement.

WHEREAS, pursuant to Section 3.7 of the Rights Agreement, the Rights Agreement may be amended with the written consent of the (i) Company, and (ii) the holders of a majority of the Registrable Securities currently outstanding (together, the “Requisite Majority”).

WHEREAS, the undersigned parties constitute the Requisite Majority. NOW, THEREFORE, the parties hereby agree as follows:

1.	AMENDMENT OF SECTION 1.1(c) OF THE RIGHTS AGREEMENT.
Section 1.1(c) of the Rights Agreement shall be deleted in its entirety and replaced with the following: “The term “Holder” means (i) any Investor having purchased more than 5% of the Preferred Stock sold by the Company, (ii) except with respect to Sections 1.2, 1.12, 1.13 and Section 2 hereof, the Common Holders owning or having the right to acquire

Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof, (iii) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated as of February 22, 2012 by and among the Company and the purchasers identified therein (each, a “February Purchaser”), (iv) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated December 24, 2012 by and among the Company and purchasers identified therein (each, a “December Purchaser”), (v) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated March 27, 2013 by and among the Company and purchasers identified therein (each, a “March Purchaser”),” and (vi) each “Purchaser” as such term is defined in that certain Securities Purchase Agreement dated August 8, 2013 (the “August 2013 Purchase Agreement”) by and among the Company and purchasers identified therein (each, an “August Note Purchaser”) and (vii) the holder of that certain warrant to purchase shares of Common Stock of the Company to be issued pursuant to Section 6.1(l) of the August Purchase Agreement (the “Temasek Warrant”).”

2.AMENDMENT OF SECTION 1.1(f) OF THE RIGHTS AGREEMENT.
Section 1.1(f) of the Rights Agreement shall be deleted in its entirety and replaced with the following: “The term “Registrable Securities” means: (i) any Common Stock issued or issuable upon conversion of the Preferred Stock of the Company, (ii) other than with respect to Sections 1.2, 1.12, 1.13 and Section 2 hereof, any Common Stock of the Company held by the Common Holders, (iii) the Common Shares, as defined in that certain Stock Transfer Agreement, dated December 24, 2009, by and among the Company, certain holders of the Company's Preferred Stock and certain holders of the Company's Common Stock, (iv) shares of Common Stock issued pursuant to that certain Securities Purchase Agreement dated as of February 22, 2012 by and among the Company and the February Purchasers,
(v) shares of Common Stock issued pursuant to that certain Securities Purchase Agreement dated December 24, 2012 by and among the Company and the December Purchasers, (vi) shares of Common Stock issued pursuant to that certain Securities Purchase Agreement dated March 27, 2013 by and among the Company and the March Purchasers, (vii) Common Stock issued or issuable upon conversion of the convertible promissory notes issued to the August Note Purchasers pursuant to the August 2013 Purchase Agreement; (viii) Common Stock issued or issuable upon conversion of the Temasek Warrant (ix) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the securities set forth in subsection (i), (ii), (iii), (iv), (v), (vi),(vii) or (viii) hereof, excluding, however, any Registrable Securities which (A) have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, (B) which have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned, or (C) held by a Holder (together with its affiliates) if, as reflected on the Company's list of stockholders, such Holder (together with its affiliates) holds less than 1% of the Company's outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis).”

3.ADDITION OF PARTIES TO RIGHTS AGREEMENT. Effective upon the execution of this Amendment, each August Note Purchaser shall become a party to the Rights Agreement as an “Investor”, and in connection therewith they shall each execute a counterpart signature page to the Rights Agreement in substantially the form attached hereto as Exhibit A.

4.FULL FORCE AND EFFECT. Except as expressly modified by this Amendment, the terms of the Rights Agreement shall remain in full force and effect.

5.GOVERNING LAW. This Amendment shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

6.INTEGRATION. This Amendment and the Rights Agreement and the documents referred to herein and therein and the exhibits and schedules thereto, constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

7.COUNTERPARTS; FACSIMILE. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY: AMYRIS, INC.

By:

John Melo, Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT NO. 4 TO AMYRIS, INC. AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

INVESTORS: [INVESTOR NAME]
By: Name: Title:

[SIGNATURE PAGE TO AMENDMENT NO. 4 TO AMYRIS, INC. AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

EXHIBIT A

Counterpart Signature Page

NAXYRIS S.A.
KPCB HOLDINGS, INC., AS NOMINEE FORIS VENTURES, LLC
BIOLDING INVESTMENT SA
TOTAL ENERGIES NOUVELLES ACTIVITÉS USA (F.K.A. TOTAL GAS & POWER USA, SAS)

[SIGNATURE PAGE TO AMENDMENT NO. 4 TO AMYRIS, INC. AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT]

Exhibit D

FORM OF OPINION OF COMPANY COUNSEL

    , 2013

To the Purchasers of the Senior Convertible Notes of Amyris, Inc. Who are Listed as Investing
on the Date Hereof on the Signature Pages to the Purchase Agreement Ladies and Gentlemen:
We have acted as counsel for Amyris, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company to you on the date of this letter of the Company’s Senior Convertible Notes to be sold on the date hereof (the “Tranche I Notes”) in the aggregate principal amount of $42,616,618.57, which will be convertible into shares of the Company's Common Stock, $0.0001 par value per share, as now constituted (the shares of such Common Stock into which the Tranche I Notes are convertible are referred to herein as the “Underlying Securities”) pursuant to the Securities Purchase Agreement, dated as of August 8, 2013 (the “Purchase Agreement”), among the Company and the parties whose names appear on the signature pages thereto (the "Purchasers") and the execution and delivery by the Company of the Amendment No. 4 to the Existing Rights Agreement (“Amendment No. 4,” and the Existing Rights Agreement, as amended by Amendment No. 4, the “Rights Agreement”), dated as of [ ] [ ], 2013, which the Company is entering into pursuant to the Purchase Agreement. This opinion is given to you pursuant to Section 6.1(c) of the Purchase Agreement in connection with the closing of the sale of the Tranche I Notes (“Tranche I Closing”). The Purchase Agreement, Amendment No. 4 and the Tranche I Notes are referred to herein collectively as the “Transaction Documents.” Unless defined herein, capitalized terms used in this letter (which includes Exhibit A hereto and the defined terms set forth therein) have the meaning given to such terms in the Purchase Agreement. In the interest of clarity the term “Tranche I Notes” and the term “Transaction Documents” shall not include any of the Tranche II Notes (as defined in the Purchase Agreement) to be sold under the Purchase Agreement.

We have examined such matters of law as we considered necessary for the purpose of rendering our opinions expressed in this letter. As to matters of fact relevant to the opinions expressed in this letter, we have relied upon the representations and warranties as to factual matters contained in, and made by the Company pursuant to, the Purchase Agreement and upon certificates and statements of government officials set forth in Exhibit A hereto and of officers of the Company, including but not limited to an Opinion Certificate of the Company addressed to us and dated of even date herewith (the “Opinion Certificate”). In addition, while we have examined originals or copies of those documents, corporate records and other writings that are listed in Exhibit A attached hereto (collectively, the “Reviewed Documents”) and have not conducted any other factual examination except for our review of the Reviewed Documents.

In our examination of any documents (including the Transaction Documents), corporate records or other writings, and in rendering our opinions expressed in this letter and in providing the confirmation following our opinions, we have assumed, have not independently verified, and express no opinion with respect to, any of the following matters:

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

•
the genuineness and authenticity of all signatures on documents, the authenticity and completeness of all documents submitted to us as originals and that all documents submitted to us as copies or facsimiles are complete and accurate copies of, and fully conform to, the originals;

•
the absence of (i) any undisclosed termination, modification, waiver or amendment of, any document reviewed by us and (ii) any extrinsic agreements or understandings that could supplement, modify, alter or affect the interpretation, substance or meaning of, the terms of any of the Transaction Documents, the Reviewed Contracts or any other Reviewed Document or the respective rights or obligations of the parties thereto;

•
(other than as to the Company with respect to the Transaction Documents) that each entity or individual who executed, entered into or delivered, or is a party or signatory to, any Transaction Document or any other document (i) had, as applicable, all requisite corporate or other entity power and authority to lawfully and validly do so, and has timely and validly taken all actions, and obtained all authorizations and approvals, necessary to validly authorize it, him or her to do so and to perform its, his or her obligations thereunder and had all legal competency and capacity necessary to lawfully and validly do so and to perform its, his or her obligations thereunder; (ii)has duly executed and delivered such Transaction Document or other document and (iii) has fully performed all of its, his or her obligations thereunder that are to be performed by it, him or her at or before the Tranche I Closing;

•
that each of the Transaction Documents is duly enforceable in accordance with its respective terms against, and constitutes the legal, valid and binding obligation of, each party or signatory to such Transaction Document (other than the Company);

•	that the representations and warranties of the Purchasers set forth in the Transaction Documents are accurate and complete and not misleading in any respect;

•	that there is no fact or circumstance relating to you or your business that might prevent you from enforcing any of your rights provided for in any of the Transaction Documents; and

•
that all wire transfers, drafts or checks or other consideration tendered by the Purchasers as payment for the Tranche I Notes have been delivered to the Company in full as provided in the Purchase Agreement at the Tranche I Closing and will be honored.

Notwithstanding the examination described above, the expressions “to our knowledge,” “known to us,” “our actual knowledge,” “we are aware” or words of similar import, when used in this opinion letter with respect to any matter or statement, refer to the current actual knowledge of attorneys currently with this law firm who have rendered legal services to the Company in connection with the negotiation and preparation of the Transaction Documents and each such expression means that, while such attorneys have not been informed by the Company

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

that a matter stated is factually incorrect, we have made no independent factual investigation with respect to such matter or statement. No inference as to our knowledge of any matters bearing on the accuracy of any such matter or statement should be drawn from the fact of our representation of the Company or from the rendering of any of the opinions set forth below.

Where statements in this opinion concerning the Company, or an effect on the Company, are qualified by the term “material” or “materially,” those statements involve judgments and opinions as to the materiality or lack of materiality of any matter to the Company’s business, assets, results of operations or financial condition that are entirely those of the Company and its officers.

We express no opinion as to matters governed by any laws other than the currently effective laws of the State of California, the Delaware General Corporation Law (the “DGCL”) and the federal law of the United States of America, including the rules and regulations promulgated by governmental authorities thereunder, as such laws, rules and regulations exist on the date hereof (collectively, “Applicable Laws”). We express no opinion as to whether (or the extent to which) the laws of any particular jurisdiction apply, and we express no opinion to the extent that any laws (other than Applicable Laws) are applicable to any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents. We disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body. Our opinions are limited to such Applicable Laws (and rules or regulations, governmental or court consents, approvals and notice or filing requirements thereunder) as in our experience are typically applicable to transactions of the sort provided for in the Transaction Documents.

In rendering the opinion set forth in paragraph 1 below with respect to the valid existence and good standing of the Company under the laws of the State of Delaware and as to its qualification to transact intrastate business as a foreign corporation in good standing under the laws of the State of California, we have relied exclusively on the Certificates of Good Standing (as defined in Exhibit A hereto) and on representations contained in the Opinion Certificate.

In rendering the opinion set forth in paragraph 2 below (concerning the Company’s power and authority to execute, deliver and perform its obligations under the Transaction Documents), we are not rendering any opinion that additional corporate actions and/or the making of amendments to the Company’s certificate of incorporation will not be required to enable the Company to perform its obligations under all of the Transaction Documents following the Tranche I Closing.

In rendering the opinion set forth in paragraph 3 below (concerning the Company’s taking of all necessary corporate actions), we do not render any opinion that the Company has taken all corporate action necessary to authorize a sufficient number of shares of the Company’s Common Stock (or other Underlying Securities) to be available to satisfy the Company’s obligations to issue all Underlying Securities required to be issued by the Company upon any conversion of any of the Tranche I Notes at any time after the date of the Tranche I Closing.

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

In rendering the opinion set forth in paragraph 4 below (concerning the Company’s execution and delivery of the Transaction Documents), we have not necessarily observed the execution of such documents by the Company but have relied exclusively upon representations regarding the Company’s execution and delivery of the Transaction Documents made to us in the Opinion Certificate and our review of copies, facsimiles or .pdf files of executed signature pages delivered to us by representatives of the Company or their agents, which we have no reason to believe were not executed on behalf of the Company by the persons whose names or signatures appear on such signature pages.

We note that the parties to the Purchase Agreement and the Tranche I Notes have designated the laws of the State of Delaware as the laws governing the Purchase Agreement and the Tranche I Notes. Notwithstanding the designation therein of the laws of the State of Delaware as the governing laws, our opinion in paragraph 4 below as to the validity, binding effect and enforceability of the Purchase Agreement and the Tranche I Notes is premised upon the results that would be obtained if a California court were to apply to the Purchase Agreement and the Tranche I Notes, and construe the Purchase Agreement and the Tranche I Notes in accordance with, only (i) Internal California Law (as defined below), without regard to any interpretation or construction that might be indicated by any other laws stated as governing those documents and (ii) where applicable, the currently effective DGCL. As used herein, “Internal California Law” means the internal laws of the State of California applicable to a contract made by California residents in the State of California that selects California law as the governing law of such contract, without regard to any laws or equitable principles regarding choice of law, conflict of laws or public policies that might make any other law(s) applicable.

We render no opinion in paragraphs 1 through 7 or paragraph 9 below, regarding the Company’s compliance with applicable securities laws, including but not limited to laws regarding the registration or qualification of the offer and sale of securities, securities antifraud laws, the registration by the Company under any securities laws, or compliance with the Securities Exchange Act of 1934, as amended and the regulations promulgated thereunder, and no such opinion should be inferred from the language of those paragraphs. Any opinion regarding applicable securities laws is rendered solely and expressly in paragraph 8 below.

In rendering the opinion in paragraph 6 below (concerning breach of, or default under, any of the Reviewed Contracts set forth in Exhibit A), we have not reviewed, and express no opinion on, (a) financial covenants or similar provisions requiring financial calculations, formulas or determinations to ascertain whether there is any breach or default nor (b) provisions relating to the occurrence of a "material adverse event" or words of similar import. We also do not express any opinion on parol evidence bearing on the interpretation or construction of such Reviewed Contracts, or on any oral modifications to such Reviewed Contracts made by the parties thereto. Moreover, to the extent that any of the Reviewed Contracts is governed by the laws of any jurisdiction other than the State of California, our opinion relating to any such Reviewed Contract is based solely upon the plain meaning of its language as though only Internal California Law applied to and governed such Reviewed Contract, without regard to any interpretation or construction that might be indicated by any other laws stated as governing such Reviewed Contract.

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

In rendering the opinion expressed in paragraph 8 below, we have assumed the accuracy of, and have relied upon, the Company’s representations to us that the Company has made no offer to sell the Tranche I Notes or Underlying Securities by means of any general solicitation or publication of any advertisement therefor, and we have assumed that the offer and sale of the Tranche I Notes and the Underlying Securities will not be integrated with any other securities offering of the Company.

Our opinions are qualified by, and we render no opinion with respect to, or as to the effect of, the following:

(a)bankruptcy, insolvency, reorganization, moratorium, assignments for the benefit of creditors and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent transfers, preferential transfers and equitable subordination;

(b)general principles of equity, including but not limited to judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, would be commercially unreasonable or involve undue delay, whether or not such principles or decisions have been codified by statute, or that result from the exercise of the court’s discretion;

(c)Section 1670.5 of the California Civil Code or any other California or United States federal law or provision of the DGCL or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds to have been unconscionable at the time it was made, unconscionable in performance or contrary to public policy;

(d)	any provision purporting to (i) exclude conflict of law principles under any law or
(ii) select certain courts as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy;

(e)judicial decisions, that may permit the introduction of extrinsic evidence to modify the terms or the interpretation of any agreement;

(f)the tax or accounting consequences of the issuance, purchase or acquisition of the Tranche I Notes or any Underlying Securities, or of any transaction contemplated by the Purchase Agreement or otherwise in connection with the sale of the Tranche I Notes or the Underlying Securities under applicable tax laws and regulations and under applicable accounting rules, regulations, releases, statements, interpretations or technical bulletins;

(g)applicable antifraud statutes, rules or regulations of United States federal or applicable state laws concerning the issuance or sale of securities, including, without limitation, (i) the accuracy and completeness of the information provided by the Company to the Purchasers in connection with the offer and sale of the Tranche I Notes,

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

and (ii) the accuracy or fairness of the past, present or future fair market value of any securities;

(h)the effect that any breach of the fiduciary duties of the members of the Company’s Board of Directors, officers or principal stockholders, or any conflicts of interest on the part of any of such persons, would have on the enforceability, authorization and/or performance of any agreement;

(i)whether or not any agreement, and the transactions provided for therein, was fair and reasonable to the Company at the time of its authorization by the Company’s Board of Directors or an Independent Committee of the Board of Directors and/or by the Company’s stockholders within the meaning of Section 144 of the DGCL and we have assumed that, in connection with any vote to approve any such agreements and/or transactions, all material facts regarding such agreement and/or transaction and the interests of any director or officer of the Company therein were disclosed to those voting thereon, and that each person or entity voting thereon voted in good faith;

(j)any provisions stating that (i) rights or remedies are not exclusive, (ii) rights or remedies may be exercised without notice, (iii) every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or (iv) the failure to exercise, or any delay in exercising, rights or remedies available under an agreement will not operate as a waiver of any such right or remedy;

(k)provisions stating that rights set forth in the agreement in which such provision appears may only be waived in writing if an implied agreement by trade practice or course of conduct has given rise to a waiver or that limit the effect of waivers by trade practice or course of conduct;

(l)any antitrust laws, statutes, rules or regulations, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or other laws relating to collusive or unfair trade practices or designed to promote competition in any jurisdiction;

(m)the internal affairs doctrine and the United States Constitution upon the applicability of Section 2115 of the California Corporations Code as described in VantagePoint Venture Partners 1996 v. Examen, Inc., 871 A.2d 1108 (Del. Sup. Ct. 2005);

(n)any provisions imposing obligations to vote the Company’s capital stock in any specified manner, or any drag-along provision, including without limitation those provisions set forth in any of the Transaction Documents;

(o)any provision purporting to (i) waive rights to trial by jury, service of process or objections to the laying of venue or forum in connection with any litigation arising out of or pertaining to the agreement in which such provision appears, (ii) change or waive the rules of evidence, make determinations conclusive or fix the method or quantum of proof or (iii) waive the statute of limitations;

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

(p)any choice of law clause, to the extent the provision to be governed by that law could be determined by the court (i) to be contrary to a public or fundamental policy of a state or country whose law would apply in the absence of a choice of law clause, and (ii) to involve an issue in which such state or country, or California State, has a materially greater interest in the determination of the particular issue than does the state whose law is chosen;

(q)any United States federal laws, statutes, rules or regulations, including without limitation the International Investment and Trade in Services Survey Act (Title 22 of the United States Code, Chapter 46, §§3101-3108), or other state or foreign investment laws, statutes, rules and regulations, governing investments in the United States or in U.S. entities by persons that are not citizens of the United States;

(r)laws relating to usury or permissible rates of interest or other charges for loans, forbearances or the use of money;

(s)statutory provisions or judicial decisions on the enforceability of any provision in the Purchase Agreement or the Tranche I Notes that permits or authorizes the Purchasers or holders of the Tranche I Notes to exercise remedies or impose penalties or an increase in interest rate for late payment or other default if it is determined that the default is not material, the remedies or penalties bear no reasonable relation to the damage suffered by the Purchasers or holders of the Tranche I Notes as a result of the default or it cannot be demonstrated that the enforcement of the remedies or penalties is reasonably necessary for the protection of the Purchasers or holders of the Tranche I Notes;

(t)indemnification and contribution provisions to the extent enforcement of such provisions is contrary to public policy that constitute a breach of fiduciary duties, or indemnify a party against liability for future conduct or the party’s own fraud or wrongful, reckless or negligent acts or omissions; and

(u)the Tranche II Notes to be sold pursuant to the Purchase Agreement following the Tranche I Closing or any securities issuable upon conversion of any Tranche II Notes or any of the Company’s obligations under the Transaction Documents with respect to the Tranche II Notes or such underlying securities.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in transactions of the type provided for in the Transaction Documents.

In rendering the opinions below, we are opining only with respect to the specific legal issues expressly set forth in the numbered paragraphs below, and we render no opinion, whether by implication, inference or otherwise, as to any other matter or matters.

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

Based upon and subject to the foregoing, and except as set forth in the Purchase Agreement or the Disclosure Letter thereto, as of immediately prior to the Tranche I Closing we are of the following opinion:

1.The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to transact intrastate business as a foreign corporation in good standing under the laws of the State of California.

2.The Company has all corporate power and corporate authority required to execute, deliver and perform its obligations under the Transaction Documents.

3.All corporate action has been taken on the part of the Company’s Board of Directors and stockholders that (a) is necessary for the execution and delivery by the Company of the Transaction Documents, (b) must be taken by the Company to authorize the sale and issuance of the Tranche I Notes to the Purchasers and the issuance of the Underlying Securities pursuant to the Purchase Agreement and the Tranche I Notes on the date hereof and (c) must be taken by the Company as of the date hereof to authorize performance by the Company on the date hereof of its obligations under the Transaction Documents.

4.Each of the Transaction Documents has been duly executed by the Company and has been delivered by the Company to the Purchasers. Each of the Transaction Documents constitutes a valid and binding obligation of the Company, enforceable by you against the Company in accordance with its terms.

5.The Underlying Securities issuable to the Purchasers upon conversion of the Tranche I Notes in accordance with the terms of the Tranche I Notes, if issued in compliance with the provisions of the Purchase Agreement and the Tranche I Notes on the date hereof, would be validly issued, fully paid and nonassessable, and the issuance of such Underlying Securities issuable upon the conversion of the Tranche I Notes is not, as of the Tranche I Closing, subject to any preemptive rights, rights of first refusal or rights of first offer set forth in the Restated Certificate or the Bylaws or any Reviewed Contract set forth on Exhibit A (other than the Side Letter, for which waivers have been obtained).

6.The execution, delivery and performance of the Transaction Documents by the Company do not, as of the Tranche I Closing, result in (a) a violation by the Company of the Restated Certificate or the Bylaws, (b) a material violation by the Company of any judgment or order of any court or governmental authority, (c) a material violation by the Company of Applicable Law or (d) a breach by the Company of, or a default by the Company under, any Reviewed Contract.

To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

7.Other than those that previously may have been obtained or made, no consent, approval or authorization of, or filing with, any governmental authority pursuant to any Applicable Law is required to be made or obtained by the Company or any subsidiary of the Company in connection with the Company’s (a) valid execution and delivery of the Transaction Documents and (b) performance of its obligations under the Transaction Documents on the date hereof.

8.Based in part upon, and assuming the accuracy of, all the representations made by you in the Purchase Agreement, and subject to (and assuming the timely making of) the filings of such securities law notices as may be required to be filed by the Company subsequent to the Tranche I Closing, the offer, sale and issuance by the Company to you of the Tranche I Notes and (assuming no change in Applicable Law and no change in the status of any Purchaser as an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended) the issuance to you of the Underlying Securities issuable to you upon conversion of the Tranche I Notes in conformity with the terms of the Purchase Agreement and the Tranche I Notes, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and exempt from the qualification requirements of Section 25110 of the California Corporate Securities Law of 1968, as amended.

9.The Company is not and, after giving effect to the offering and sale of the Tranche I Notes at the Tranche I Closing, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

In addition to the foregoing opinions, based upon the foregoing and except as set forth in the Purchase Agreement or the Disclosure Letter thereto, we supplementally confirm the following to you as of immediately prior to the Tranche I Closing:

Litigation Confirmation. To our knowledge, there is no action, suit, proceeding or investigation by or before any United States federal, California State or Delaware State court or governmental authority that is pending or threatened in writing against the Company and that questions the validity of the Transaction Documents or the right of the Company to enter into and perform its obligations under the Transaction Documents. Please note that we have not conducted a docket or other search in any jurisdiction with respect to any action, suit, arbitration, proceeding or investigation that may be pending against the Company and we have not undertaken any search regarding any of the Company’s affiliates, officers or directors, nor, other than to request the Opinion Certificate from the Company, have we undertaken any further inquiry whatsoever in connection with the existence any such action, suit, arbitration, proceeding or investigation.

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To the Purchasers of the Convertible Senior Notes of Amyris, Inc. on the Date Hereof [    ], 2013

This opinion is rendered as of the date first written above solely for your benefit in connection with the sale and issuance of the Tranche I Notes pursuant to the Purchase Agreement and may not be relied on by, nor may any copy be delivered to, any other person or entity without our prior written consent. We assume no obligation to inform you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention that may alter, affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:

Daniel Winnike, a Partner

Exhibit A Reviewed Documents

1.	The Purchase Agreement and the Tranche I Notes.

2.	Amendment No. 4 to the Existing Rights Agreement (as defined in Item 13 below).

3.
A copy of the Company's Restated Certificate of Incorporation, filed with the Delaware Secretary of State on September 30, 2010 and certified by the Delaware Secretary of State on September 30, 2010, as amended by that certain Certificate of Amendment of the Restated Certificate of Incorporation, filed with the Delaware Secretary of State on May 9, 2013 and certified by the Delaware Secretary of State on July 22, 2013 (together, the “Restated Certificate”).

4.	A copy of the Company’s Bylaws certified by the Company's Secretary on [ ], 2013 (the “Bylaws”).

5.
The Certificate of Incorporation of the Company filed with the Secretary of State of the State of California upon the Company's incorporation, the Certificate of Merger and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware upon the Company's re- incorporation in Delaware on June 10, 2010, the California and Delaware bylaws of the Company initially adopted by the Company and minutes of meetings and actions by written consent of the Company's incorporators, stockholders and Board of Directors that are contained in the Company's minute books.

6.	The Opinion Certificate.

7.
A Certificate of Good Standing regarding the Company issued by the Secretary of State of the State of Delaware, dated [    ], 2013, indicating that the Company is qualified to do business, as a domestic corporation in that state (together with the letter from the California Franchise Tax Board referred to in item (8) below and the Certificate of Status referred to in item (9) below, collectively, the “Certificates of Good Standing”).

8.
A letter from the California Franchise Tax Board dated [    ], 2013 to the effect that the Company is in good standing with respect to its California franchise tax filings and has no known unpaid franchise tax liability.

9.
A Certificate of Status from the Secretary of State of the State of California, dated [    ], 2013, indicating that the Company is in good standing and is qualified to transact business as a foreign corporation therein.

10.
A certificate from Wells Fargo Bank, N.A., the Company’s transfer agent, certifying as to the number of authorized and outstanding shares of each class and series of the Company’s capital stock as of [    ], 2013.

The documents described in items (11) through (19) below are collectively referred to in this opinion letter as the “Reviewed Contracts.”

11.	The Letter Agreement dated February 23, 2012 by and among the Company and Naxyris S.A., Sualk Capital Ltd, Maxwell (Mauritius) Pte Ltd and Biolding Investment SA (the “Side Letter”).

12.	A copy of the Series D Preferred Stock Purchase Agreement dated June 21, 2010 by and among the Company and certain investors described therein.

13.
A copy of the Amended and Restated Investors' Rights Agreement dated June 21, 2010, as amended by Amendment No. 1 thereto dated February 23, 2012, Amendment No. 2 thereto dated December 24, 2012 and Amendment No. 3 thereto dated March 27, 2013 (the “Existing Rights Agreement”).

14.	A copy of the Securities Purchase Agreement dated February 22, 2012 by and among the Company and the Purchasers listed on the signature pages thereto.

15.
A copy of the Securities Purchase Agreement dated February 24, 2012 by and among the Company and the Purchasers listed on the signature pages thereto, the Senior Unsecured Convertible Notes issued thereunder and the Registration Rights Agreement by and between the Company and Purchasers listed on the signature pages thereto, dated February 27, 2012.

16.	Copies of those Common Stock Purchase Agreements dated May 18, 2012 by and among the Company and certain Company stockholders.

17.
Copies of the Securities Purchase Agreement dated July 30, 2012 by and among the Company and Total Gas & Power USA, SAS, the Senior Unsecured Convertible Notes issued thereunder and the Registration Rights Agreement by and among the Company and Total Gas & Power USA, SAS, dated July 30, 2012.

18.	A copy of the Securities Purchase Agreement dated December 24, 2012 by and among the Company and the Purchasers listed on the signature pages thereto.

19.	A copy of the Securities Purchase Agreement dated March 27, 2013 by and among the Company and the Purchasers listed on the signature pages thereto.